Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
NCIS HOLDINGS, INC.,
EVOLENT HEALTH, INC.,
EVOLENT HEALTH LLC,
ELEMENT MERGER SUB, INC.,
and
THE REPRESENTATIVE NAMED HEREIN
September 7, 2018

6J.	Notification	18
6K.	Pre-Closing Financial Statements	19
6L.	ASO Receivable and Gainshare Arrangement	19
6M.	Termination of 401(k) Plan	19
6N.	Management Awards	19
6O.	Certain Stockholder Approvals	20

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		20
7A.	Organization and Corporate Power	20
7B.	Company Capital Stock	20
7C.	Subsidiaries	21
7D.	Authorization; No Breach	22
7E.	Financial Statements; Undisclosed Liabilities	23
7F.	Absence of Certain Developments	23
7G.	Property	25
7H.	Tax Matters	26
7I.	Company Material Contracts	29
7J.	Intellectual Property	30
7K.	Privacy and Data Security.	33
7L.	Legal Proceedings	35
7M.	Brokerage	35
7N.	Company Employee Benefit Plans	35
7O.	Insurance	37
7P.	Compliance with Applicable Legal Requirements	37
7Q.	Environmental	37
7R.	Employees and Labor Matters.	38
7S.	Transactions with Related Persons	38
7T.	Governmental Authorizations	39
7U.	Material Customers and Material Providers	39
7V.	Accounts Receivable	39
7W.	Bank Accounts	39
7X.	Compliance with Health Care Laws	40
7Y.	Securities Laws Matters	40
7Z.	Directors and Officers	40
7AA.	Anti-Corruption	40
7BB.	No Other Representations	41

ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF THE EVOLENT ENTITIES AND MERGER SUB		41
8A.	Organization and Corporate Power	41
8B.	Authorization; No Breach	41
8C.	Legal Proceedings	42
8D.	Board Approvals	42
8E.	Vote Required	42
8F.	Brokerage	42
8G.	Solvency	42
8H.	Acquisition for Investment	43

8I.	Operation of the Evolent Entities and Merger Sub	43
8J.	Office Closings and Mass Lay-Offs	43
8K.	SEC Documents.	43
8L.	Anti-Corruption	44
8M.	No Other Representations	44

ARTICLE 9 TERMINATION		44
9A.	Termination	45
9B.	Effect of Termination	46

ARTICLE 10 DEFINITIONS		47
10A.	Definitions	47
10B.	Usage	47

ARTICLE 11 ADDITIONAL AGREEMENTS		47
11A.	Further Assurances	47
11B.	Director and Officer Liability and Indemnification	47
11C.	Designation and Replacement of Representative	48
11D.	Authority and Rights of Representative; Limitations on Liability	49
11E.	Employee Layoffs	50
11F.	Employee Benefits Matters	50
11G.	Provision Respecting Representation of the Company	52
11H.	Expenses	52
11I.	Certain Access Provisions	52
11J.	Distributions from the Escrow Agreement	53
11K.	Tax Matters	53

ARTICLE 12 INDEMNIFICATION		58
12A.	Indemnification for Buyer Indemnified Parties.	58
12B.	Indemnification for the Benefit of the Equityholder Indemnified Parties	59
12C.	Limitations and Qualifications on Indemnification of Buyer Indemnified Parties	59
12D.	Limitations and Qualifications on Indemnification of Equityholder Indemnified Parties	60
12E.	Time Limitations.	60
12F.	Defense of Third Party Claims	60
12G.	Direct Losses	62
12H.	Determination of Loss Amount	62
12I.	Exclusive Remedy; Escrow Account	63
12J.	R&W Policy	64

ARTICLE 13 MISCELLANEOUS		64
13A.	Amendment and Waiver	64
13B.	Notices	64
13C.	Assignment	66
13D.	Severability	66
13E.	No Strict Construction	66
13F.	Captions	67

13G.	Complete Agreement	67
13H.	Company Disclosure Letter	67
13I.	[Reserved.]	67
13J.	Counterparts	67
13K.	Governing Law	67
13L.	CONSENT TO JURISDICTION	68
13M.	WAIVER OF JURY TRIAL	68
13N.	Payments under Agreement	69
13O.	Third-Party Beneficiaries and Obligations	69
13P.	Obligations of Buyer and the Company	69
13Q.	No Partnership Created	69
13R.	Specific Performance	69

LIST OF EXHIBITS

Exhibits
Exhibit A	Definitions
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Company Closing Certificate
Exhibit F	Form of Restrictive Covenant Agreement
Exhibit G	Form of Buyer Closing Certificate
Exhibit H	ASO Receivable
Exhibit I	Sample Calculation of Closing Merger Consideration
Exhibit J	Sample Calculation of Net Working Capital
Exhibit K	Form of Option Cancellation Agreement
Exhibit L	Form of R&W Policy
Exhibit M	Form of Accredited Investor Questionnaire
Exhibit N	Form of Joinder to Buyer Operating Agreement
Exhibit O-1	Form of Exchange Agreement
Exhibit O-2	Form of Exchange Agreement
Exhibit P	List of Transaction Bonus Participants
Exhibit Q	Earnout Consideration
Exhibit R	Gainshare Arrangement
Exhibit S	Bonus Recipients

v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 7, 2018, by and among NCIS Holdings, Inc., a Delaware corporation (the “Company”), Evolent Health, Inc., a Delaware corporation (“Parent”), Evolent Health LLC, a Delaware limited liability company (“Buyer” and together with Parent, the “Evolent Entities”), Element Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub,” and together with the Company, the “Constituent Corporations”), and New Century Investment, LLC, a Delaware limited liability company, solely in its capacity as representative as set forth in this Agreement (the “Representative”). Unless otherwise defined herein, capitalized terms used herein are defined in Exhibit A attached hereto.
WHEREAS, the boards of directors (or other duly appointed governing body or member, as applicable) of the Company, the Evolent Entities and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”) and the board of directors of the Company has declared that it is advisable that this Agreement and the transactions contemplated hereby be adopted and approved by the stockholders of the Company.
WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger.
WHEREAS, the authorized capital stock of the Company consists of (i) 5,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”), (ii) 100,000 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and (iii) 100,000 shares of Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”).
WHEREAS, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”), all of which are issued and outstanding and owned by Buyer.
WHEREAS, it is a condition to the obligations of the Evolent Entities and Merger Sub to close the transactions contemplated by this Agreement that Shareholders sufficient to provide the Necessary Stockholder Approval execute a Representative Agreement (the “Representative Agreement”) that includes a consent in favor of the Merger.
WHEREAS, Atul Dhir has duly executed a Management Earnout Agreement dated as of the date hereof and delivered such agreement to Buyer.
WHEREAS, each of the Major Shareholders has duly executed Support Agreements dated as of the date hereof and delivered such agreements to Buyer.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
THE MERGER

1A.The Merger. On and subject to the terms and conditions contained herein, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation in the Merger (the Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation”).

1B.Consummation of the Merger. On the Closing Date, subject to satisfaction or waiver of the conditions specified in Article 5, the Company and Merger Sub shall, and Buyer shall cause Merger Sub to, (i) execute a certificate of merger in substantially the form of Exhibit B attached hereto (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and (ii) cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware, and the Merger shall be effective upon filing and acceptance of the Certificate of Merger with and by the Secretary of State of the State of Delaware, or such later time as shall be agreed to by the Evolent Entities and the Representative (the “Effective Time”).

1C.Effect of the Merger. The Merger shall have the effect as provided in the DGCL, including that upon the effectiveness of the Merger, (i) the separate existence of Merger Sub shall cease (except as may be continued by operation of law), (ii) the Company shall be the surviving corporation of the Merger, (iii) the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property (real, personal and mixed) and all debts due to any of the Constituent Corporations in whatever amount, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, (iv) all property, rights, privileges, powers and franchises and each and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, and (v) all rights of creditors and all Liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall henceforth attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

ARTICLE 2
THE SURVIVING CORPORATION

2A.Certificate of Incorporation. The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time as set forth in the exhibit attached to the Certificate of Merger.

2B.By-Laws. The by-laws of Merger Sub, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Legal Requirements.

2C.Directors. The directors of Merger Sub, as of the Effective Time, shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable Legal Requirements.

2D.Officers. The officers of the Company, as of the Effective Time, shall be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable Legal Requirements.

ARTICLE 3
CONVERSION OF SHARES

3A.Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(i)Each share of Merger Sub Common Stock issued and outstanding as of immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii)Except as otherwise provided herein, each share of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than (x) shares of Company Preferred Stock cancelled pursuant to Section 3A(iv) and (y) Dissenting Shares) shall be converted into the right to receive, upon delivery of duly executed and completed Requisite Equityholder Documents (or following the Closing, a Letter of Transmittal) and surrender of a Certificate formerly representing such share in the manner provided in Section 4C, the Preferred Per Share Merger Consideration, and such share of Company Preferred Stock after such conversion shall automatically be cancelled and retired and shall cease to exist. Prior to Closing, the Representative shall provide Buyer and Merger Sub with a certificate (the “Preferred Allocation Certificate”) setting forth the aggregate amount of the Preferred Stock Merger Consideration for all of the holders of Company Preferred Stock (other than holders of (x) shares of Company Preferred Stock cancelled pursuant to Section 3A(iv), if any, and (y) Dissenting Shares, if any) and the aggregate portion of the Preferred Stock Merger Consideration to which each such holder is entitled for all shares of Company Preferred Stock held by such holder, and the Evolent Entities and Merger Sub shall have no liability to any Equityholder Party for relying on or paying and issuing the Preferred Stock Merger Consideration in accordance with such Preferred Allocation Certificate.

(iii)Except as otherwise provided herein, (A) each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than (x) shares of Company Common Stock cancelled pursuant to Section 3A(iv), if any, and (y) Dissenting Shares, if any) shall be converted into the right to receive, upon delivery of duly executed and completed Requisite Equityholder Documents (or following the Closing, a Letter of Transmittal) and surrender of a Certificate formerly representing such share in the manner provided in Section 4C, the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, and such share of Company Common Stock after such conversion shall automatically be cancelled and retired and shall cease to exist and (B) each unexercised and outstanding Option will be cancelled and cease to exist as of the Effective Time and each vested and unexercised Option to purchase Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time shall be converted with respect to each share of Company Common Stock subject to such

Option into the right to receive, upon delivery of duly executed and completed Requisite Equityholder Documents (or following the Closing, an Option Cancellation Agreement) in the manner provided in Section 4C, the Closing Option Per Share Merger Consideration and the Additional Per Share Merger Consideration. Prior to the Effective Time, the Company shall take such actions so that at the Effective Time all Options issued and outstanding as of the Effective Time shall be cancelled.

(iv)Each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist without any conversion thereof, and, in each case, no payment of cash or any other consideration or distribution shall be made with respect thereto.

(v)With respect to any Equityholder, the portion of the Total Merger Consideration receivable by such Equityholder shall be aggregated for all shares of Company Capital Stock and/or all shares of Company Common Stock subject to the Options held by such Equityholder, as applicable, and following such aggregation, any fractional cents shall be rounded to the nearest whole cent. Notwithstanding anything herein to the contrary, no fractional shares or units of Evolent Equity shall be issued in connection with an issuance to an Equityholder pursuant to this Agreement or otherwise.  If an Equityholder would otherwise be entitled to receive a fraction of a share or unit of Evolent Equity, then cash shall be paid to such Equityholder in lieu of such fractional share or unit and such fractional share or unit shall be cancelled and voided.

(vi)It is understood that the cash exercise prices payable upon exercise in full of all Options held by all Optionholders issued and outstanding as of immediately prior to the Effective Time shall, notwithstanding the fact that such amounts will not be paid in cash to the Company, be taken into account for purposes of determining the Closing Common Per Share Merger Consideration and the Closing Option Per Share Merger Consideration payable to the Equityholders as part of the Total Merger Consideration pursuant to this Agreement and allocating such Total Merger Consideration among all such Equityholders.

(vii)As of the Effective Time, each holder of a Certificate (other than a Certificate representing Dissenting Shares, the treatment of which is addressed in Section 3B) shall cease to have any rights with respect thereto and any shares of Company Capital Stock that were represented thereby prior to the Effective Time, except the right to receive, upon surrender of such Certificate in accordance with Section 4C, a portion, without interest, in accordance with this Agreement, of (a) in the case of holders of Company Preferred Stock, the Preferred Stock Merger Consideration and (b) in the case of holders of Company Common Stock, the Closing Common Stock Merger Consideration and the Additional Merger Consideration. Surrendered Certificates shall forthwith be cancelled by the Surviving Corporation. As of the Effective Time, each Optionholder shall cease to have any rights with respect to any Option and any shares of Company Common Stock subject to such Option that were represented thereby prior to the Effective Time, except the right to receive, upon surrender of such Option and delivery of an Option Cancellation Agreement in accordance with Section 4C, a portion, without interest, in accordance with this Agreement, of the Closing Option Per Share Merger Consideration and the Additional Per Share Merger Consideration.

(viii)None of the Surviving Corporation, Buyer or Merger Sub shall be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar law.

(ix) In determining the proportion of Cash Consideration and Equity Consideration payable and/or issuable as Preferred Per Share Merger Consideration, Closing Common Per Share Merger Consideration, Additional Per Share Merger Consideration and Closing Option Per Share Merger Consideration to the Equityholders, the Cash Consideration and Equity Consideration shall be apportioned ratably with respect thereto such that each Equityholder will receive the same proportion of Cash Consideration and Equity Consideration (subject to Section 3A(v)). Notwithstanding the foregoing or anything else herein to the contrary, in the event that an Equityholder has not delivered the Requisite Equityholder Documents prior to the Closing (such Equityholder, a “Non-Conforming Equityholder”), such Person shall not be entitled to receive, as part of such Person’s share of the Total Merger Consideration, Equity Consideration and instead such Person shall receive the Alternative Equityholder Consideration.

(x)Notwithstanding anything herein to the contrary, in no event shall the Evolent Entities or Merger Sub be obligated to make any payments of Cash Consideration or issuances of Equity Consideration pursuant to this Agreement in excess of the Total Merger Consideration.

(xi)The Evolent Equity to be issued hereunder has not been registered under the Securities Act, such shares of Evolent Equity are “restricted securities” as defined in Rule 144 adopted under the Securities Act and such Evolent Equity cannot be resold without registration under the Securities Act or under an exemption from such registration.

3B.Appraisal Rights. Each issued and outstanding share of Company Capital Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Legal Requirements and, in the case of any Person required to have exercised appraisal rights under Section 262 of the DGCL as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the DGCL have been properly exercised, shall not be converted into the right to receive any portion of the Preferred Stock Merger Consideration, the Closing Common Stock Merger Consideration or the Additional Merger Consideration, as the case may be, and shall be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such share shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Section 4C, a portion, without interest, in accordance with this Agreement, of (i) in the case of holders of Company Preferred Stock, the Preferred Stock Merger Consideration and (ii) in the case of holders of Company Common Stock, the Closing Common Stock Merger Consideration and the Additional Merger Consideration. From and after the Effective Time, no Shareholder who has demanded appraisal rights shall be entitled to vote his, her or its shares of Company Capital Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Shareholders of record at a date prior to the Effective Time, or dividends that accrued thereon prior to the Effective Time). Any shares of Company Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.”

3C.Restricted Stock. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending or waiving relevant agreements providing for vesting conditions on shares) that are necessary to vest, immediately prior to the Effective Time, any of the then-

outstanding unvested Company Common Stock issued pursuant to the Restricted Stock Agreements. For the avoidance of doubt, all Company Common Stock issued pursuant to the Restricted Stock Agreements shall be treated as Company Common Stock for purposes of this Agreement.

3D.Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Evolent Entities, Merger Sub, the Company or the Escrow Agent, as applicable, shall be entitled to deduct and withhold from the Preferred Stock Merger Consideration, the Closing Common Stock Merger Consideration, the Additional Merger Consideration, and the Closing Option Merger Consideration and any other amounts payable or issuable pursuant to this Agreement, such amounts as the Evolent Entities, Merger Sub, the Company or the Escrow Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. The Evolent Entities shall, or, if after Closing, shall cause the Surviving Corporation to, calculate the amounts that are so required to be deducted and withheld under the Code or any applicable provision of state, local or foreign Tax Legal Requirements from any amount payable to a Shareholder pursuant to this Agreement, and shall provide written notice to the Representative and the Escrow Agent as soon as reasonably practicable, but, in any event at least three (3) Business Days prior to making any such deduction or withholding. The Evolent Entities shall, or, if after Closing, shall cause the Surviving Corporation to, use reasonable efforts to work with the Shareholders in obtaining any information or certificates to establish that such deduction or withholding is not necessary (or a reduced rate of withholding or deduction is available). To the extent that amounts are so deducted or withheld by the Evolent Entities, Merger Sub, the Company or the Escrow Agent and paid to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 4
CLOSING; PAYMENT OF TOTAL MERGER CONSIDERATION

4A.Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, IL 60601 at 10:00 a.m. local time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article 5 hereof (other than conditions which by their terms are to be performed at the Closing, provided that such conditions are satisfied at the Closing); provided, however, that the Closing shall not take place prior to October 1, 2018. Notwithstanding the foregoing, the Closing may be effected at such other time and on such other date as the Company, the Representative and Buyer shall otherwise agree to in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.” At the Closing, the Evolent Entities and Merger Sub shall deliver to the Company all of the certificates, instruments and documents required to be delivered by the Evolent Entities, Merger Sub and/or any of its Affiliates under this Agreement in order for the conditions of the Company to be satisfied, and the Company shall deliver to the Evolent Entities and Merger Sub all of the certificates, instruments and documents required to be delivered by the Company and/or any of its Affiliates under this Agreement in order for the conditions of the Evolent Entities and Merger Sub to be satisfied.

4B.Closing Merger Consideration.

(a)At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Evolent Entities (a) an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”), and (b) a statement (the “Company Closing Statement”) setting forth the Company’s calculation of (i) Estimated Closing Net Working Capital, Estimated Closing Net Cash (including the Company’s estimate of Indebtedness, the Company Expenses, and the Representative Expenses) and (ii) an estimated calculation derived therefrom of the Closing Merger Consideration (the “Estimated Closing Merger Consideration”). The Estimated Closing Balance Sheet shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Sample Calculation of Net Working Capital. In addition, in connection with the delivery of the Estimated Closing Balance Sheet and the Company Closing Statement, the Company shall calculate and prepare in accordance with the terms of this Agreement and the Company’s Amended and Restated Certificate of Incorporation a schedule of the Estimated Closing Merger Consideration (the “Closing Merger Consideration Schedule”), which schedule shall contain wire instructions and other necessary information to make the payments and issuances contemplated by Section 4C, 4D, and 4E. In connection with the delivery of the Estimated Closing Balance Sheet, the Company Closing Statement and the Closing Merger Consideration Schedule, the Company shall deliver appropriate reasonable evidence of the amounts used therein.

(b)Following the delivery of the Estimated Closing Balance Sheet, the Company Closing Statement and the Closing Merger Consideration Schedule, the Company and its Subsidiaries shall consider in good faith any comments of Buyer to the Estimated Closing Balance Sheet, the Company Closing Statement and the Closing Merger Consideration Schedule and the calculations set forth therein.

(c)The Evolent Entities’ remittance of the amounts and/or issuance of Evolent Equity set forth in the Closing Merger Consideration Schedule shall be made (i) by wire transfer of immediately available funds pursuant to wire transfer instructions given to Buyer by the applicable recipients stated in the Closing Merger Consideration Schedule (such wire transfer instructions to be an exhibit to the Closing Merger Consideration Schedule) with respect to the Cash Consideration and (ii) with respect to the Equity Consideration, (A) by book entry form on the books of the Transfer Agent with respect to the issuance of the Class B Shares and (B) by amendment to the Buyer Operating Agreement with respect to the issuance of the Class B Common Units. Remittance and/or issuance by the Evolent Entities in accordance with the Closing Merger Consideration Schedule shall be irrevocably deemed for all purposes to satisfy the Evolent Entities’ obligation for payment and issuance of the Estimated Closing Merger Consideration.

4C.Closing Distributions.

(i)At the Effective Time, the Evolent Entities shall, or shall cause Merger Sub to, in accordance with the Closing Merger Consideration Schedule:

(a)Pay and/or issue to each Shareholder who has properly surrendered and exchanged such holder’s Certificates and delivered a duly executed and completed letter of transmittal substantially in the form of Exhibit C attached hereto (the “Letter of Transmittal”), together with the other Requisite Equityholder Documents, to the Company prior to the Closing Date, (I) with respect to each holder of Company Preferred Stock, the portion of the Preferred Stock Merger Consideration to which such holder is entitled and (II) with respect to each holder of Company Common Stock, the portion of the Closing Common Stock Merger Consideration to which such holder is entitled, in each case as determined in accordance with Section 3A, by (A) with respect to the portion of the Cash Consideration due to such Person, wire transfer of funds to an account designated in writing by such holder in the Letter of Transmittal in the event such holder and (B) with respect to the portion of the Equity Consideration due to such Person, (I) by book entry form with the Transfer Agent with respect to the Class B Shares and (II) by amendment to the Buyer Operating Agreement with respect to the Class B Common Units to reflect such Person’s interest in the Class B Common Units.

(b)Pay to the Company, to be held in trust for the benefit of the holders of Company Preferred Stock and Company Common Stock that are not receiving payment on the Closing Date pursuant to Section 4C(i)(a) above, an aggregate amount equal to the aggregate portion of the Preferred Stock Merger Consideration and the Closing Common Stock Merger Consideration consisting of the Cash Consideration to which such holders of Company Preferred Stock and Company Common Stock are entitled in their capacity as such (the “Exchange Fund”), which shall be funded by wire transfer of immediately available funds to a bank account designated in writing by the Company. After the Closing, each such holder that surrenders and exchanges such holder’s Certificates and delivers a duly executed and completed Letter of Transmittal to the Company shall promptly be paid his, her or its portion of the Preferred Stock Merger Consideration and Closing Common Stock Merger Consideration by the Company from the Exchange Fund.

(c)With respect to each Optionholder who has properly delivered the Requisite Equityholder Documents to the Company prior to Closing, (i) pay to the Company an aggregate amount equal to the aggregate portion of the Closing Common Stock Merger Consideration consisting of the Cash Consideration to which the Optionholders are entitled in their capacity as such (collectively, the “Closing Option Merger Consideration”), which shall be funded by wire transfer of immediately available funds to a bank account designated in writing by the Company and (ii) with respect to the portion of the Equity Consideration due to such Person, issue such Equity Consideration, (A) by book entry form with the Transfer Agent with respect to the Class B Shares and (B) by amendment to the Buyer Operating Agreement with respect to the Class B Common Units to reflect such Person’s interest in the Class B Common Units. The exchange of the Closing Option Per Share Merger Consideration consisting of the Cash Consideration with respect to each share of Company Common Stock issuable upon exercise of an Option with respect to which an Option Cancellation Agreement has been delivered shall be made to a holder thereof by the Company through its payroll system on the first payroll date following the Closing Date and the delivery by such holder of an Option Cancellation Agreement with respect thereto.

(ii)At or after the Effective Time in accordance with Section 4C(i)(b), with respect to any Shareholder who has not delivered the Requisite Equityholder Documents prior to Closing, upon the proper surrender and exchange of Certificates and delivery of a duly executed and completed Letter of Transmittal to the Company, (a) each holder of Company Preferred Stock shall be paid the portion of the Preferred Stock Merger Consideration to which such holder is entitled and (b) each holder of Company Common Stock shall be paid the portion of the Closing Common Stock Merger Consideration to which such holder is entitled, in each case as determined in accordance with Section 3A. Furthermore, upon surrender and exchange of Certificates and delivery of the Letter of Transmittal to the Company, each holder of Company Common Stock shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such holder is entitled, to be paid to such holder as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement. Notwithstanding anything contained in this Section 4C to the contrary, the provisions of this Section 4C(iv) shall not be applicable to Dissenting Shares.

(iii)With respect to any Optionholder who has not delivered the Requisite Equityholder Documents prior to Closing, upon the proper delivery of a duly executed and completed Option Cancellation Agreement to the Company, each Optionholder shall be paid by the Company in accordance with Section 4C(i)(c) the portion of the Closing Option Merger Consideration to which such Optionholder is entitled as determined in accordance with Section 3A. Furthermore, upon delivery of an Option Cancellation Agreement to the Company, each Optionholder shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such Optionholder is entitled, to be paid to such Optionholder as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement.

(iv)If payment or issuance of any portion of the Total Merger Consideration in respect of Company Capital Stock or Options is to be made to a Person other than the Person in whose name a surrendered Certificate or Option is registered, it shall be a condition to such payment or issuance that the Certificate or Option so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment or issuance in a name other than that of the registered holder of the Certificate or Option surrendered or shall have established to the reasonable satisfaction of the Company that such Taxes either have been paid or are not payable.

(v)If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by the Company and Buyer, the delivery of such indemnity by such Person as is reasonably satisfactory to the Company and Buyer, the Company will deliver to such Person in exchange for such lost, stolen or destroyed Certificate the proper amount of the Total Merger Consideration, subject to the other deliveries required by this Section 4C.

4D.Escrow Deposit. Immediately prior to the Effective Time, Buyer shall, or shall cause Merger Sub to, deliver, an aggregate amount equal to the Indemnity Escrow Deposit Amount (collectively and including any dividends, interest, distributions and other income received in respect thereof, the “Escrow Funds”) to the Escrow Agent for deposit into a separate escrow account (the “Escrow Account”) established pursuant to the terms of the escrow agreement, entered into as of the Closing Date (as amended, modified or supplemented from time to time, the “Escrow Agreement”), by and among Buyer, the Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit D. The Escrow Funds shall be maintained in the Escrow Account, and the Escrow Funds shall be Buyer’s sole and exclusive source of recovery for any amounts owing to Buyer pursuant this Agreement as set forth herein (including pursuant to Section 4G and Article 12). Buyer shall pay all fees and expenses of the Escrow Agent.

4E.Company Expenses, Representative Expenses and Funded Indebtedness. Immediately prior to the Effective Time, Buyer shall, or shall cause Merger Sub to, pay to the intended beneficiaries thereof (as identified in writing by the Company to Buyer in the Closing Merger Consideration Schedule) the Company Expenses, the Representative Expenses and the Funded Indebtedness.

4F.Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Capital Stock shall be made thereafter. If, after the Effective Time, valid Certificates and/or Option Cancellation Agreements are presented to the Surviving Corporation or Buyer in accordance with Section 4C, such Certificates and/or Options shall be cancelled and exchanged for the consideration provided in Section 4C.

4G.Total Merger Consideration Adjustment.

(i)Within 60 days following the Closing Date, Buyer shall prepare and deliver to the Representative (a) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Closing Balance Sheet”), and (b) a statement (the “Closing Statement”) setting forth Buyer’s calculation of Closing Net Working Capital and Closing Net Cash (including Buyer’s calculation of Indebtedness, the Company Expenses, and the Representative Expenses) and Buyer’s calculation of the Closing Merger Consideration. The Closing Balance Sheet shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Sample Calculation of Net Working Capital. During the 45 days immediately following the Representative’s receipt of the Closing Balance Sheet and the Closing Statement and any period of dispute with respect thereto thereafter, Buyer shall, and shall cause the Company and its Subsidiaries to, reasonably assist and cooperate with the Representative in the review of the Closing Balance Sheet and Closing Statement and provide the Representative and its representatives reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Company and its Subsidiaries for purposes of their review of the Closing Balance Sheet and the Closing Statement. The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital and Closing Net Cash and Closing Merger Consideration shall become final and binding upon the parties 30 days following the Representative’s receipt thereof unless the Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date; provided that the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital and Closing Net Cash and Closing Merger Consideration shall become final and binding upon the parties upon the Representative’s delivery, prior to the expiration of the 45-day period, of written notice to Buyer of its acceptance of the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital and Closing Net Cash.

(ii)If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet and the Closing Statement (as revised in accordance with this Section 4G(ii)), and the resulting Closing Net Working Capital and Closing Net Cash and Closing Merger Consideration, shall become final and binding upon the parties on the earlier of (a) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Representative and Buyer and (b) the date any and all matters specified in the Notice of Disagreement not resolved by the Representative and Buyer are finally resolved in writing by the Accounting Firm. The Closing Balance Sheet and the Closing Statement shall be revised to the extent necessary to reflect any resolution by the Representative and Buyer and any final resolution made by the Accounting Firm in accordance with this Section 4G(ii). During the 30 days immediately following the delivery of a Notice of Disagreement or such longer period as the Representative and Buyer may agree in writing, the Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, the Representative and Buyer shall submit to an accounting firm with expertise in financial analysis and valuation that is mutually selected by the Representative and Buyer (the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement. Buyer and the Representative shall instruct the Accounting Firm to, and the Accounting Firm shall, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Representative will cooperate with the Accounting Firm during the term of its engagement. Buyer and the Representative shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. Buyer and the Representative shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Buyer and the Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital and Closing Net Cash and Closing Merger Consideration shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Buyer and the Representative (which final resolution shall be requested by the parties to be delivered not more than 30 days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be subject to court review or otherwise appealable. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm.

(iii)If the Closing Merger Consideration as finally determined pursuant to this Section 4G (the “Final Closing Merger Consideration”) is greater than the Estimated Closing Merger Consideration (such excess, the “Excess Amount”), Buyer shall, within three (3) Business Days after the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Net Cash and Closing Merger Consideration become final and binding on the parties pursuant to this Section 4G, make payment of the Excess Amount by wire transfer in immediately available funds to, or as directed by, the Representative, with such amount, subject to Section 11D(i) hereof, being paid as a portion of the Additional Merger Consideration in accordance with Section 4C.

(iv)If the Final Closing Merger Consideration is less than the Estimated Closing Merger Consideration (such shortfall, the “Shortfall Amount”), Buyer and the Representative shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to release from the Escrow Account, within three (3) Business Days after the Closing Balance Sheet, the Closing Statement and the resulting Closing Net Working Capital, Closing Net Cash and Closing Merger Consideration become final and binding on the parties pursuant to this Section 4G, to Buyer, the Shortfall Amount (together with any earnings accrued thereon) from the Escrow Account.

(v)Subject to Section 11D(i), any amounts or Evolent Equity received by the Representative pursuant to this Section 4G shall be received for the benefit of the Equityholders as of immediately prior to the Effective Time (other than (x) shares of Company Common Stock cancelled pursuant to Section 3A(iv) and (y) Dissenting Shares), with each such Equityholder entitled to receive the Additional Per Share Merger Consideration payable for each share of Company Common Stock held by such Equityholder immediately prior to the Effective Time and each share of Company Common Stock issuable upon exercise of any Option held by such Equityholder immediately prior to the Effective Time.

(vi)Buyer will cooperate in the review of the Closing Balance Sheet and the Closing Statement, including by providing customary certifications to the Representative or, if requested, to the Representative’s auditors or the Accounting Firm.

(vii)All payments or issuances made pursuant to this Section 4G (other than payments to the Accounting Firm) shall be treated by the Evolent Entities and the Equityholders as an adjustment to the Total Merger Consideration for all income Tax purposes, unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Total Merger Consideration for income Tax purposes.

4H.Earnout Consideration. In addition to the Closing Merger Consideration, the Equityholders shall be eligible to receive the Earnout Consideration, if any, as set forth on Exhibit Q hereto. Consistent with the definition of Earnout Consideration in Exhibit Q, the Earnout Consideration, if any, shall consist of fifty percent (50%) cash and fifty percent (50%) Evolent Equity, provided that any Evolent Equity shall be valued at a price equal to the volume weighted average closing price of Parent Class A Common Stock on the New York Stock Exchange for the seven (7) trading days ending immediately prior to the payment of the Earnout Consideration, which shall not be less than $19.83 nor more than $29.75. Notwithstanding the foregoing, at the option of the Evolent Entities, the Earnout Consideration may be paid 100% in cash and any portion of the Earnout Consideration otherwise issuable to a Non-Conforming Equityholder may be in the form of cash as opposed to Evolent Equity.

ARTICLE 5
CONDITIONS TO CLOSING

5A.Conditions to All Parties’ Obligations. The obligation of each of the Company, the Evolent Entities and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger, and to proceed with the Closing, is subject to the satisfaction, or waiver by the Evolent Entities and the Company, of each of the following conditions as of immediately prior to the Effective Time:

(i)Any applicable waiting periods under the HSR Act shall have expired or been terminated (the “HSR Approval”);

(ii)No Order restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no Proceeding or investigation by or before, or otherwise involving, any Governmental Entity shall be threatened in writing or pending against the Company or any Evolent Entity, which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seeks damages in connection with the transactions contemplated hereby; and

(iii)The Necessary Stockholder Approval shall have been obtained.

5B.Conditions to the Evolent Entities’ and Merger Sub’s Obligations. The obligation of the Evolent Entities and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger, and to proceed with the Closing, is subject to the satisfaction, or waiver by Buyer, of each of the following additional conditions as of immediately prior to the Effective Time:

(i)Representations and Warranties.

(a)Each of the Fundamental Representations of the Company shall be true and correct as of the date hereof and as of Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and

(b)Each of the representations and warranties of the Company contained in Article 7 (other than Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty to be true and correct does not have a Company Material Adverse Effect;

(ii)Each of the covenants and agreements of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(iii)The Company shall not have suffered a Company Material Adverse Effect;

(iv)At the Closing, the Company shall have delivered or caused to be delivered to the Evolent Entities:
(a)the Certificate of Merger, duly executed by the Company;

(b)a properly completed and executed certificate satisfying Treasury Regulation section 1.897-2(h) and 1.1445-2(c), certifying that the shares in the Company are not interests in “United States real property interest” within the meaning of Code section 897(c);

(c)a certificate in the form of Exhibit E attached hereto dated the Closing Date and signed by a senior executive officer of the Company on behalf of the Company confirming the foregoing matters in Section 5B(i) and Section 5B(ii);

(d)the Representative Agreement, duly executed by Shareholders sufficient to deliver the Necessary Stockholder Approval;

(e)the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware, and a certificate of good standing of the Company and each of its Subsidiaries from the Secretary of State of the State of Delaware, each dated within ten (10) Business Days prior to the Closing Date;

(f)executed payoff letters, in a form customary for credit facilities similar to the Credit Agreement and transactions of this nature, providing for the payoff, discharge and termination on the Closing Date of the Funded Indebtedness (including language with respect to the release of all Liens (other than Permitted Encumbrances) relating to the Funded Indebtedness);

(g)a certificate of the Secretary of the Company (x) certifying, as complete and accurate as of the Closing, attached copies of the bylaws of the Company, (y) certifying and attaching all requisite resolutions or actions of the Company’s board of directors approving this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (z) certifying to the incumbency of the officers of the Company executing this

Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;

(h)the Escrow Agreement, duly executed by the Company and the Escrow Agent;

(i)evidence of the termination of each agreement set forth on Schedule 5B(iv)(i); and

(j)the Restrictive Covenant Agreement, in the form attached hereto as Exhibit F, duly executed by Water Street Healthcare Partners II, L.P. (the “Restrictive Covenant Agreement”).

5C.Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement, including the Merger, and to proceed with the Closing is subject to the satisfaction, or waiver by the Company, of each of the following additional conditions as of immediately prior to the Effective Time:

(i)Representations and Warranties.

(a)Each of the Fundamental Representations of the Evolent Entities and Merger Sub shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and

(b)Each of the representations and warranties of the Evolent Entities and Merger Sub contained in Article 8 (other than Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty to be true and correct as does not have a Buyer Material Adverse Effect;

(ii)Each of the covenants and agreements of the Evolent Entities and/or Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(iii)At the Closing, the Evolent Entities shall have delivered or caused to be delivered to the Company and/or the Representative, as applicable:

(a)the Certificate of Merger, duly executed by Merger Sub;

(b)a certificate in the form of Exhibit G attached hereto dated the Closing Date and signed by a senior executive officer of Buyer on behalf of Buyer and a senior executive officer of Merger Sub on behalf of Merger Sub confirming the foregoing matters in Section 5C(i) and Section 5C(ii);

(c)a certificate of the Secretary of Merger Sub (I) certifying and attaching all requisite resolutions or actions of Merger Sub’s board of directors and sole shareholder approving the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby, and (II) certifying to the incumbency of the officers of Merger Sub executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;

(d)a certificate of the Secretary of Buyer and Parent (I) certifying and attaching all requisite resolutions or actions of Buyer’s and Parent’s board of directors (or managing member, as applicable) approving the execution and delivery of this Agreement by Buyer and Parent and the consummation of the transactions contemplated hereby, and (II) certifying to the incumbency of the officers of the Evolent Entities executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;

(e)the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(f)the Restrictive Covenant Agreement, duly executed by Parent and Buyer, as applicable.

ARTICLE 6
CERTAIN COVENANTS

6A.Access.

(i)During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall provide Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and its Subsidiaries that are in the possession or under the control of the Company and its Subsidiaries to the extent relating to the transition of the Company’s and its Subsidiaries’ business to the Evolent Entities and otherwise cooperate and assist, to the extent reasonably requested by Buyer with Buyer’s investigation of the properties, assets and financial condition of the Company; provided that (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (c) all requests for access shall be directed to the officers of the Company or such other Person as the Company may designate in writing from time to time (collectively, the “Designated Contacts”), and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer if such access or disclosure (x) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (y) would be in violation of applicable Legal Requirements (including the HSR Act and other anti-competition laws). Other than the Designated Contacts or as expressly provided in the preceding sentence, Buyer is not authorized to and shall not (and shall cause its employees, agents, representative and Affiliates not to) contact any officer, director, employee, franchisee, customer, supplier, distributor, lessee, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Company, except in the Ordinary Course of Business of Buyer and its Affiliates and without reference to the transactions contemplated hereby. Buyer shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 6A.

6B.Ordinary Conduct of the Company.

(i)During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, except as (w) set forth in Section 6B of the Company Disclosure Letter, (x) otherwise consented to by Buyer in writing, (y) otherwise contemplated by this Agreement or (z) would constitute a violation of applicable Legal Requirements, the Company and each of its Subsidiaries shall (i) carry on and conduct the Company’s and its Subsidiaries’ business in the Ordinary Course of Business, and (ii) use commercially reasonable efforts to maintain the business, significant business relationships and goodwill of the Material Customers, Material Providers, employees, and other customers, suppliers and service providers of and to the business of the Company and its Subsidiaries, and with the Governmental Entities with jurisdiction over the Company. Without limiting the foregoing, during the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, except as (w) set forth in Section 6B of the Company Disclosure Letter, (x) otherwise consented to by Buyer in writing, (y) otherwise contemplated by this Agreement or (z) would constitute a violation of applicable Legal Requirements, the Company shall not, and shall cause each of its Subsidiaries, not to cause to occur, perform, incur or suffer any of the actions or circumstances set forth in Section 7F (other than the actions or circumstances set forth in Section 7F(iv)), which such action if taken, or such circumstance existed, prior to the date hereof, would be required to be disclosed on Section 7F of the Company Disclosure Letter.

(ii)During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, except in the Ordinary Course of Business, the Company shall not, and shall cause each of its Subsidiaries to not, enter into any contract that would have been a Company Material Contract if entered into prior to the date hereof, or amend, terminate, cancel, take or omit to take any action that would constitute a violation or default, or waive any rights, under, any such contract or any Company Material Contract.

6C.Necessary Stockholder Approval. The Company shall obtain and furnish to Buyer within twenty-four (24) hours following the execution and delivery of this Agreement a copy of the Representative Agreement that has been executed, delivered and approved by the Shareholders holding the requisite voting power necessary to approve this Agreement and the transactions contemplated hereby under the Company’s Organizational Documents (the “Necessary Stockholder Approval”).

6D.Other Required Approvals.

(i)Buyer and the Company shall each file or cause to be filed, promptly (but in any event within three (3) Business Days) after the date of this Agreement, any notifications or the like required to be filed under the HSR Act and other anti-competition laws with respect to the transactions contemplated hereby. With respect to filings under the HSR Act, each of the Company, the Evolent Entities and Merger Sub shall seek early termination of the waiting period under the HSR Act. The Evolent Entities and the Company shall use their respective best efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act and all other applicable anti-competition laws to terminate or expire at the earliest possible date. Each of the Evolent Entities shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other regulatory agency, and each of Buyer and the Company shall have the right to have a representative present at any such meeting. The filing fee required under the HSR Act shall be paid by Buyer.

(ii)In furtherance of the foregoing, the Company and the Evolent Entities or Merger Sub, as applicable, will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated hereby, including preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. Each of the Company, on the one hand, and each of the Evolent Entities and Merger Sub, on the other hand, shall promptly provide the other copies of material written communications with, and shall keep one another informed as to the substance of any meeting with, any Governmental Entity regarding the matters set forth in this Section 6D, subject to any confidentiality obligations and applicable Legal Requirements. The “reasonable best efforts” of Buyer shall include Buyer’s agreement to hold separate and divest or license such businesses, products and assets of the Company and its Subsidiaries and Buyer or its Affiliates as may be necessary to obtain the agreement of any Governmental Entity not to seek an injunction against or otherwise oppose the transactions contemplated hereby, on such terms as may be required by such Governmental Entity.

6E.Information Statement and Equityholder Solicitation. No later than four (4) days after the date of this Agreement, the Company shall deliver to Buyer, for review and comment, the information statement or other information to be delivered to the holders of Company Capital Stock and holders of Options, and shall incorporate therein any reasonable comments of Buyer and its legal counsel delivered to the Company within two (2) days after receiving such information statement or other information. Such information statement or other information, together with the Requisite Equityholder Documents, shall be mailed by the Company to the Equityholders not later than seven (7) days after the date of this Agreement. In connection with such mailing, the Company shall, as directed by its board of directors, recommend to its stockholders the approval of the Merger. The Company shall use commercially reasonable efforts to obtain executed and completed copies of each of the applicable Requisite Equityholder Documents from each of the Equityholders prior to Closing. If the Company has not received executed copies of the Requisite Equityholder Documents from each of the Shareholders within nine (9) Business Days following delivery of the information statement and the Requisite Equityholder Documents to the Equityholders, the Company shall exercise its drag-along right under the Stockholders Agreement.

6F.Reasonable Best Efforts. Each party shall use its reasonable best efforts to cause all of the conditions precedent to the parties’ obligations set forth in Article 5 to be satisfied, to the extent that such party’s action or inaction can control or influence the satisfaction of such conditions. The obligations in this Section 6F shall apply between the date hereof and the Closing Date.

6G.Press Release and Announcements. The Company and the Evolent Entities agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that each of the Company and its Subsidiaries, subject to the consent of Buyer, not to be unreasonably withheld, conditioned or delayed, may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company may reasonably determine is necessary to comply with applicable Legal Requirements or the requirements of any agreement to which the Company or any of its Subsidiaries is a party. Notwithstanding the foregoing, an initial press release of the Parent with respect to this Agreement and the transactions contemplated hereby will be issued by Parent promptly following the execution and delivery of this Agreement (the content of which press release is subject to the reasonable approval of the Company) and Parent will file with the SEC a Current Report on Form 8-K. Notwithstanding the foregoing, nothing contained herein will limit any party or its Affiliates from making any announcements, statements, or acknowledgments that such party or its Affiliates is required by applicable Legal Requirements or the requirements of any national securities exchange to make, issue or release, or limit the Evolent Entities or their Affiliates from making any disclosures that they deem necessary or advisable to be made in filings with the SEC. The obligations in this Section 6G shall apply between the date hereof and the Closing Date.

6H.Exclusive Transaction. The Company agrees that from the date of this Agreement and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its directors, employees, officers, and other representatives, Equityholders and Affiliates not to, directly or indirectly, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of, provide any non-public information to, or enter into any agreement with any Person (other than the Evolent Entities and Merger Sub) relating to the acquisition of the Company or its Subsidiaries or their respective assets, whether directly or indirectly, through stock purchase, asset purchase, merger, consolidation or otherwise (other than dispositions of assets in the Ordinary Course of Business of the Company and its Subsidiaries). The Company shall notify the Evolent Entities of any such inquiry or proposal, the identity of the party making such inquiry or proposal, and the terms thereof within twenty-four (24) hours of receipt or awareness.

6I.Assistance with SEC Filings. In order to assist with potential future SEC filing requirements of the Evolent Entities, the Representative and the Company shall (a) provide such cooperation as Evolent Entities may reasonably request in connection with such filing requirements, and (b) reasonably cooperate with the Evolent Entities in its efforts to cause the independent accountants of the Company to (i) re-issue their audit opinion on the Company’s audited financial statements for the fiscal years ended December 31, 2017, 2017 and 2016, and (ii) deliver consents to the inclusion or incorporation by reference of such report in the SEC filings of the Evolent Entities. The Evolent Entities shall reimburse the Representative and the Company for all out-of-pocket expenses (including reasonable attorneys’, accountants’ and other advisors’ fees and expenses) incurred by the Representative and the Company in connection with performing its obligations under this Section 6I.

6J.Notification. Between the date of this Agreement and the Closing Date, the Evolent Entities or the Company, as the case may be (either such party(ies), the “Disclosing Party”), shall promptly notify the other party (the “Recipient Party”) in writing if the Disclosing Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Disclosing Party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Disclosing Party’s discovery of, such fact or condition. No disclosure pursuant to this Section 6J shall be taken into account for purposes of determining whether a condition to Closing has been satisfied or for purposes of indemnification pursuant to Article 12.

6K.Pre-Closing Financial Statements. Until the Closing Date, the Company shall deliver to Buyer within 30 days after the end of each month a copy of the unaudited monthly consolidated financial statements of the Company and its Subsidiaries as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the preparation of the Interim Financial Statements.

6L.ASO Receivable and Gainshare Arrangement. Prior to Closing, the Company and its Subsidiaries will use commercially reasonable efforts to collect the ASO Receivable. To the extent the ASO Receivable is not fully collected by the Company and its Subsidiaries prior to Closing, the Surviving Corporation and/or Buyer will promptly forward such ASO Receivable to the Representative (for the benefit of the Equityholders) upon receipt; provided, however, if the ASO Receivable is collected after Closing but prior to the final determination of the Final Closing Merger Consideration, such ASO Receivable will not promptly be delivered to the Representative and instead will be taken into account in connection with the calculation of the Final Closing Merger Consideration as Cash. In addition, the Surviving Corporation and/or Buyer will promptly forward any settlement payments relating to the Gainshare Arrangement to the Representative (for the benefit of the Equityholders) upon receipt; provided, however, if such payments are collected after Closing but prior to the final determination of the Final Closing Merger Consideration, such payments will not promptly be delivered to the Representative and instead will be taken into account in connection with the calculation of the Final Closing Merger Consideration as Cash.

6M.Termination of 401(k) Plan. The Company shall use commercially reasonable efforts to terminate its 401(k) Plan (the “401(k) Plan”) prior to or on the Closing Date (to be effective as of the Closing Date) and, in connection therewith, shall have fully vested all accounts of all participants in the 401(k) Plan and provided for the distribution of all such accounts pursuant to applicable Legal Requirements.

6N.Management Awards. At or prior to the Closing (but to be effective immediately following the Effective Time), Parent shall issue restricted stock awards consisting of Parent Class A Common Stock (the “Stock Award”) to each individual and in the amounts (and subject to the terms) set forth on Exhibit S attached hereto (a “Bonus Recipient”) pursuant to award agreements executed by and between Parent and the applicable Bonus Recipient (each, an “Award Agreement”); provided, however, for the avoidance of doubt, in no event shall Parent be obligated to issue the Stock Awards to all Bonus Recipients in the aggregate in excess of 106,798 shares of Parent Class A Common Stock. In the event that a Bonus Recipient is no longer employed by the Company at Closing or otherwise does not execute an Award Agreement prior to or at Closing, such Bonus Recipient shall not receive (and shall forfeit any right to) the Stock Award, and the Stock Award set forth on Exhibit S applicable to such individual will increase the Equity Consideration hereunder by a number of shares of Evolent Equity equal to the number of shares represented by such forfeited Stock Award. In addition, in the event any Bonus Recipient forfeits a Stock Award (the “Forfeited Shares”) following the Closing but prior to the vesting date of such Stock Award pursuant to the terms of the Award Agreements, then promptly following the expiration of the twelve (12) month anniversary of the Closing Date, Parent shall issue to the Equityholders (as additional Merger Consideration) a number of shares of Parent Class A Common Stock equal to the aggregate number of all Forfeited Shares, if any, of all Bonus Recipients; provided, however, with respect to any Non-Conforming Equityholder, such Non-Conforming Equityholder will not receive any such shares of Parent Class A Common Stock and instead will receive a cash payment equal to the value of the Parent Class A Common Stock at the time of issuance of the Parent Class A Common Stock to the other Equityholders, if any, pursuant to this Section 6N.

6O.Certain Stockholder Approvals. Promptly following the date hereof (and in any event within ten (10) days following the date hereof), the Company shall seek and use commercially reasonable efforts to obtain waivers and will solicit stockholder or member approval in writing for any payments that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code) that may be made to individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code) in connection with the transactions contemplated by this Agreement, such that such payments would not be deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code. At least five (5) days prior to taking any of the actions described in the immediately preceding sentence, the Company shall deliver to the Evolent Entities for review and comment copies of the form of waiver to be executed by the disqualified individuals, the stockholder disclosure statement and other materials submitted to the Shareholders in connection with the solicitation of stockholder approval of excess parachute payments, and the Company shall consider in good faith all comments timely received from the Evolent Entities on such documents. Prior to the Closing Date, the Company shall deliver to the Evolent Entities notification and evidence reasonably satisfactory to the Evolent Entities that (a) a vote was solicited in conformance with Section 280G(b)(5) of the Code and the requisite stockholder or member approval was obtained with respect to any waived payments or benefits that were subject to the stockholder or member vote, or (b) that such stockholder or member approval was not obtained and, as a consequence, that such waived payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute “excess parachute payments” pursuant to Section 280G of the Code.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Evolent Entities and Merger Sub to enter into this Agreement, the Company hereby represents and warrants as of the date hereof and as of the Closing Date that, except as set forth in the Company Disclosure Letter:
7A.Organization and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and it and its Subsidiaries have all requisite corporate or limited liability company power and authority to own and operate the properties and assets they purport to own and operate and to carry on their businesses as they are now being conducted, except where the failure to have such power and authority would not be material to the Company and its Subsidiaries, taken as a whole. The Company is duly qualified to do business and is in good standing in each domestic and foreign jurisdiction in which its ownership of property or the conduct of its business makes such qualification or licensure necessary, except where the failure to be in good standing or qualify has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Section 7A of the Company Disclosure Letter sets forth a complete and accurate list of each jurisdiction in which the Company is qualified or licensed to do business. Copies of the Organizational Documents of the Company and each Subsidiary, each as amended to date, have been made available to Buyer.

7B.Company Capital Stock.

(i)The authorized capital stock of the Company consists of (i) 100,000 shares of Series A Preferred Stock, of which 30,339 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter, (ii) 100,000 shares of Series B Preferred Stock, of which 12,149 shares are issued and outstanding and owned of record as set forth on

Section 7B of the Company Disclosure Letter, and (iii) 5,000,000 shares of Company Common Stock, of which 509,705 shares are issued and outstanding and owned of record as set forth on Section 7B of the Company Disclosure Letter. The Company Capital Stock has been duly authorized, is validly issued, fully paid and nonassessable and was issued in compliance with all applicable Legal Requirements. The Company Capital Stock was not issued in violation of the Organizational Documents of the Company or of any other agreement, arrangement or commitment to which the Company is or was a party, nor is the Company Capital Stock subject to any preemptive or similar rights of any Person. Except as set forth in Section 7B(i) of the Company Disclosure Letter, the Company has no liability for dividends that have been declared or accrued that have not been paid.

(ii)Section 7B(ii) of the Company Disclosure Letter sets forth, with respect to each outstanding Option as of the date hereof, the total number and class of shares of Company Capital Stock subject to such Option, the exercise price of such Option and the record holder of such Option.

(iii)Except for the Options or as otherwise set forth on Section 7B(iii) of the Company Disclosure Letter, there are no (a) outstanding obligations, options, warrants or other rights, agreements, arrangements or commitments of any kind relating to the ownership interests of the Company, or securities convertible or exchangeable into capital stock or other equity or ownership interests of the Company, or obligating the Company to issue or sell any shares of capital stock of, or any other equity or ownership interests in, the Company; (b) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity or ownership interests in any other Person; or (c) voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock or other equity or ownership interests of the Company.

7C.Subsidiaries. Section 7C of the Company Disclosure Letter sets forth a complete list of the Subsidiaries of the Company, including the name of each such Subsidiary, the jurisdiction of its incorporation or organization, the direct owner of the issued and outstanding capital stock or other equity securities of such Subsidiary and the percentage of the issued and outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries. Section 7C of the Company Disclosure Letter sets forth a complete and accurate list of each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each such Subsidiary listed on Section 7C of the Company Disclosure Letter is duly organized, validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization and is qualified to do business in each jurisdiction in which its ownership of property or the conduct of its business makes such qualification or licensure necessary, except where the failure to so exist, be in good standing or qualify has had, or would reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 7C of the Company Disclosure Letter, all of the issued and outstanding capital stock or other equity securities of each such Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens. There are no (a) outstanding obligations, options, warrants or other rights, agreements, arrangements or commitments of any kind relating to the ownership interests of any of the Company’s Subsidiaries, or securities convertible or exchangeable into capital stock or other equity or ownership interests of any of the Company’s Subsidiaries, or obligating any of the Company’s Subsidiaries to issue or sell any shares of capital stock of, or any other equity or ownership interests in, any of the Company’s Subsidiaries; (b) outstanding contractual obligations of any of the

Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity or ownership interests in any other Person; or (c) voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of capital stock or other equity or ownership interests of any of the Company’s Subsidiaries. Except for the Subsidiaries listed on Section 7C of the Company Disclosure Letter or as otherwise listed on Section 7C of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other equity security in any other Person.

7D.Authorization; No Breach.

(i)The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors, has (a) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, (b) approved the consummation of the transactions contemplated hereby and thereby, including the Merger, (c) determined that the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby is advisable, (d) recommended that the stockholders of the Company approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (e) directed that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, be submitted to the stockholders of the Company for their approval. This Agreement has been duly executed and delivered by the Company and, when the Necessary Stockholder Approval is obtained, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles. Each of the Transaction Documents to which it is a party when duly executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles. Subject to obtaining the Necessary Stockholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(ii)Except as otherwise set forth on Section 7D(ii) of the Company Disclosure Letter or except as have been obtained on or prior to the date hereof, the approval of the holders of at least a majority of the issued and outstanding Company Common Stock entitled to vote thereon are the only votes of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby.

(iii)Except as set forth on Section 7D(iii) of the Company Disclosure Letter and assuming receipt of and subject to the HSR Approval, neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party by the Company nor the consummation or performance of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time), (a) result in any material breach of any of the provisions of, (b) constitute a material default under, (c) give any third party the right to terminate or modify, (d) result in the creation of any Lien upon any of the shares of capital stock or any assets of the Company or its Subsidiaries or (e) require any authorization, consent, approval, exemption or other action by or notice to any third party, Governmental Entity or other Person, in each case, under

(I) the Organizational Documents of the Company, (II) any Company Material Contract, (III) any Order to which the Company or any of its Subsidiaries is subject or (IV) any Legal Requirement to which the Company or any of its Subsidiaries is subject.

7E.Financial Statements; Undisclosed Liabilities.

(i)Section 7E(i) of the Company Disclosure Letter sets forth true and complete copies of the following financial statements: (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, 2016 and 2015 and the related audited consolidated statements of income (loss), comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal period then ended (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2018 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 7E(i) of the Company Disclosure Letter, the Financial Statements (a) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to the lack of footnote disclosure and changes resulting from year-end adjustments, the effects of each of which would not reasonably be expected, individually or in the aggregate, to be material) and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates referred to for such financial statements, and the results of their operations for the periods referred to therein, and (b) are consistent with the books and records of the Company.

(ii)Except as set forth in Section 7E(ii) of the Company Disclosure Letter, the Company and its Subsidiaries do not have any material liabilities or obligations whatsoever (whether matured or unmatured, known or unknown, fixed or contingent or otherwise) (collectively, “Liabilities”), except (a) Liabilities reflected on or reserved against in the Latest Balance Sheet, (b) Liabilities that have arisen since the date of the Latest Balance Sheet in the Ordinary Course of Business, (c) Liabilities arising after the date of this Agreement in connection with the transactions contemplated by this Agreement, (d) Liabilities to be included (and to the extent accounted for) in the computation of Indebtedness, (e) Liabilities to be included (and to the extent accounted for) in the computation of Company Expenses and (f) Liabilities to be included (and to the extent accounted for) in the computation of Closing Net Working Capital.

(iii)The books of account and other financial records of the Company and its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. To the Company’s knowledge, no material weaknesses in internal controls or reportable conditions exist or existed as of the date of the Financial Statements.

7F.Absence of Certain Developments. Except as set forth in Section 7F of the Company Disclosure Letter or as otherwise contemplated by this Agreement, since December 31, 2017 to the date hereof, neither the Company nor any of its Subsidiaries has:

(i)suffered a Company Material Adverse Effect;

(ii)conducted its business other than in the Ordinary Course of Business;

(iii)acquired assets outside of the Ordinary Course of Business, including acquired any business, whether by merger, consolidation, the purchase of all or a substantial portion of the assets or equity interests of such business or otherwise;

(iv)entered into any Company Material Contract, or amended, terminated, cancelled, taken or omitted to take any action that would constitute a violation or default, or waived any rights, under any Company Material Contract;

(v)cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $20,000 or outside of the Ordinary Course of Business;

(vi)except for (a) issuances of shares of Company Common Stock upon the exercise of Options or (b) issuances of replacement certificates for shares of Company Capital Stock, issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(vii)incurred or assumed any Indebtedness or Liabilities or subjected any portion of its properties or assets to any Lien, except for Permitted Encumbrances or in the Ordinary Course of Business;

(viii)sold, assigned, transferred or otherwise disposed of any portion of its tangible assets, except in the Ordinary Course of Business;

(ix)sold, assigned, transferred or otherwise disposed of any of its patents, trademarks, trade names, copyrights, Trade Secrets or other intangible assets, except in the Ordinary Course of Business;

(x)made or granted any material bonus or any material compensation or material salary increase to any former or current employee or group of former or current employees (except in the Ordinary Course of Business in accordance with past practice), or adopted, materially amended, or materially increased the payments or benefits under, any Employee Benefit Plan outside of the Ordinary Course of Business;

(xi)made any material change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;

(xii)changed an annual accounting period for GAAP or adopted or changed any material accounting method used by it for GAAP or adopted any material accounting method unless required by GAAP;

(xiii)incurred, assumed, or guaranteed any Indebtedness (excluding any Indebtedness incurred pursuant to the Credit Agreement as in effect on the date hereof), or made any loans, advances or capital contributions to, or investments in, any other Person;

(xiv)suffered any damage, destruction or other casualty loss in excess of $20,000 with respect to property owned by the Company or any of its Subsidiaries;

(xv)made or changed any material Tax election, made (or requested) any material change in any method of Tax accounting, amended any Tax Return, or compromised or settled any income Tax liability or other material Tax liability;

(xvi)amended its Organizational Documents;

(xvii)effected any restructuring, reorganization or complete or partial liquidation;

(xviii)failed to spend funds for any budgeted capital expenditures, or made, or made any commitment with respect to, any capital expenditures (except for routine maintenance);

(xix)reclassified, split, combined or subdivided, directly or indirectly, any of the Company Capital Stock;

(xx)compromised or settled any Proceeding; or

(xxi)entered into any agreement, whether oral or written, to do any of the foregoing.

7G.Property.

(i)Except as set forth in Section 7G(ii), neither the Company nor any of its Subsidiaries owns any real property.

(ii)Section 7G(ii) of the Company Disclosure Letter sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Except for the Leased Real Property, neither the Company nor any Subsidiary of the Company owns any interest (fee, leasehold or otherwise) in any real property. The Company has not received written notice of any material default under any of the Leases which has not been cured or waived. Subject in all cases to the terms of the Leases and other Permitted Encumbrances, the Company and its Subsidiaries enjoy peaceful and undisturbed possession, occupancy or use of the Leased Real Property, and there are no contracts, agreements or other arrangements to which the Company or any of its Subsidiaries is a party or, to the knowledge of the Company, by which any of the Leased Real Property is bound granting to any other Person the right of use or occupancy of any material portion of the Leased Real Property. The Company or its Subsidiaries holds a valid leasehold or other interest in the Leased Real Property, free and clear of any Liens, except for Permitted Encumbrances. Complete and accurate copies of all Leases for the Leased Real Property, including any and all amendments and modifications thereto, have been made available by the Company to Buyer.

(iii)To the Company’s knowledge, except as set forth in Section 7G(ii) of the Company Disclosure Letter or as may otherwise occur from consummation of the transactions contemplated hereby, no event has occurred and is continuing which would allow the other party thereto to terminate or accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such Leases.

(iv)The Company’s or its Subsidiaries use of the Leased Real Property for the purposes for which it is currently being used conforms in all material respects to all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). To the Company’s knowledge, there are no pending or threatened eminent domain, condemnation, zoning, or other Proceedings of any kind affecting the Leased Real Property that would result in the taking of all or any material part of the Leased Real Property or that would prevent or hinder in any material respect the continued use of the Leased Real Property as currently used in the conduct of the Company’s or any of its Subsidiaries’ businesses. To the knowledge of the Company, all improvements located on the Leased Real Property are in compliance in all material respects with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled). All such improvements required to be maintained by the Company or its Subsidiaries under the Leases have been so maintained and are in good operating condition and repair in all material respects for their use in the Ordinary Course of Business, subject to ordinary wear and tear and continued maintenance and repair in the ordinary course.

(v)Except as set forth in Section 7G(v) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good, valid and marketable title to, free and clear of all Liens, or has a contract, license or lease to use, all of the personal property and assets which are material to their business or operations.

(vi)Section 7G(vi) of the Company Disclosure Letter sets forth all items of machinery, equipment, furniture and other tangible personal property owned by the Company and its Subsidiaries and used in their businesses with an initial, nondepreciated book value of at least $20,000. Each such item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business. All such tangible personal property and inventory of the Company and its Subsidiaries is in the Company’s possession.

(vii)The tangible assets owned by or leased to the Company and its Subsidiaries at Closing constitute all of the assets, tangible and intangible, of any nature necessary to conduct the Company’s business in the manner presently conducted.

7H.Tax Matters.

(i)The Company and each of its Subsidiaries has (a) filed all income Tax and other material Tax Returns that it was required file by applicable Legal Requirements, and all such Tax Returns were true, correct and complete in all material respects, and (b) paid all Taxes due and payable by it (whether or not shown on any Tax Return). Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. In the last three (3) years, no claim has been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction.

(ii)There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(iii)The Company and each of its Subsidiaries has (i) withheld all Taxes required to have been withheld from payments or amounts owing to its employees, agents, contractors, creditors, stockholders, nonresidents or other third parties, (ii) remitted such amounts to the proper

Governmental Entity in accordance with applicable Legal Requirements and (iii) filed all IRS Forms W-2 and 1099 (and state and local equivalents thereof) required to be filed with respect thereto.

(iv)Neither the Company nor any of its Subsidiaries is or has ever been a member of any Affiliated Group (other than a group of which the Company or any of its Subsidiaries is the common parent). Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any Subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a result of transferee or successor liability, by contract (excluding commercial contracts, agreements or arrangements not primarily relating to Taxes) or pursuant to applicable Legal Requirements. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing, Tax indemnification or similar agreement (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity), nor does the Company or any of its Subsidiaries have any contractual or legal obligation to indemnify any other Person with respect to Taxes, in each case, excluding customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily relating to Taxes.

(v)No foreign, federal, state, or local Tax audits, Tax assessments or other Proceedings involving Taxes are pending with respect to the Company or any of its Subsidiaries. In the past three years, neither the Company nor any of its Subsidiaries has received from any Governmental Entity any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity against the Company. The Company and each of its Subsidiaries has made available to Buyer complete and accurate copies of all federal income Tax Returns filed since December 31, 2014, and all federal and state examination reports, ruling requests and letter rulings and federal and state statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, in each case filed or received since December 31, 2014.

(vi)Neither the Company nor any of its Subsidiaries has waived (or been requested to waive) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which waiver or extension remains open.

(vii)The Company has not participated in any “reportable transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(1).

(viii)The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto). Since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the Ordinary Course of Business.

(ix)Neither the Company nor any of its Subsidiaries has, in the five (5) years prior to the date hereof, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(x)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a)change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(b)“closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date;

(c)installment sale or open transaction disposition made on or prior to the Closing Date;

(d)prepaid amount received on or prior to the Closing Date; or

(e)intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(xi)In the past three (3) years, no claim has been asserted by any Governmental Entity that the Company or any of its Subsidiaries is liable for any Taxes based on Section 482 of the Code or comparable provisions of other similar Legal Requirements.

(xii)Neither the Company nor any of its Subsidiaries has elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(xiii)Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax grants, abatements or incentives granted or made available by any Governmental Entity for the benefit of the Company.

(xiv)Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xv)Neither the Company nor any of its Subsidiaries is a party to any joint venture, contract or other arrangement that could be treated as a partnership for federal income Tax purposes.

(xvi)At all times since formation, each of the Company and its Subsidiaries has been classified as an association taxable as a corporation for federal income Tax purposes and for all applicable state and local Tax purposes in each jurisdiction where the Company was required to file an income or franchise Tax Return.

(xvii)No amount or benefit that could be, or has been, received by any “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

(xviii)Neither the Company nor any of its Subsidiaries has ever engaged in a trade or business or had a permanent establishment outside of the United States.

7I.Company Material Contracts.

(i)Section 7I(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each of the following contracts, as amended, supplemented or modified, to which the Company or any of its Subsidiaries is a party (or by which it or its assets are otherwise bound), including the names of the counterparties to such contracts and the dates thereof, and, in the case of any such oral or unwritten contracts, a description of the material terms thereof (collectively, the “Company Material Contracts”):

(a)any contract or agreement (including severance and employment agreements) relating to employment with the Company or any of its Subsidiaries which provides for payments in excess of $150,000 per annum;

(b)any contract or agreement with any Governmental Entity;

(c)any employee collective bargaining agreement or contract with any labor union;

(d)any contract or agreement with a Related Person;

(e)any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company is a party;

(f)any Lease for the Leased Real Property;

(g)any agreement containing a covenant not to compete or other restrictive covenant granted by the Company or any of its Subsidiaries in favor of a third party;

(h)any lease or similar agreement under which (a) the Company or one of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (b) the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or one of its Subsidiaries;

(i)any contract or agreement involving the sale of any assets of the Company or any of its Subsidiaries outside of the Ordinary Course of Business, or the acquisition of any assets of any Person by the Company or any of its Subsidiaries outside of the Ordinary Course of Business, in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise) under which obligations of any party thereto remain outstanding;

(j)any agreement or contract under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed indebtedness or liabilities of others;

(k)any agreement to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject under which (a) the Company or one of its Subsidiaries is selling products to a third-party customer or (b) the Company or one of its

Subsidiaries is providing services to a third-party customer (such customers, collectively, “Material Customers”);

(l)(I) any agreement to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject under which (a) the Company or one of its Subsidiaries is purchasing products from a third-party supplier or (b) the Company or one of its Subsidiaries is receiving services from a third-party supplier, in each case which resulted in aggregate payments from the Company or one of its Subsidiaries for the purchase of such products or the receipt of such services in excess of $20,000 during the 52-week period ended on December 31, 2017 or reasonably expected to exceed $20,000 during 52-week period ended on December 31, 2018, and (II) any agreement (each, a “Provider Agreement”) with any Provider (such Providers, collectively, “Material Providers”);

(m)IP Licenses, excluding In-Bound IP Licenses for Off-the-Shelf Software and licenses for Open Source Software; and

(n)any other agreement, contract, lease, license or instrument, in each case not included in clauses (a) through (m) above or set forth on any of the other sections of the Company Disclosure Letter, to which the Company or one of its Subsidiaries is a party or by or to which any of their assets are bound or subject which provides for payments by or to the Company or one of its Subsidiaries in excess of $20,0000 per annum or $100,000 in the aggregate

(ii)Except as disclosed in Section 7I(ii) of the Company Disclosure Letter:

(a)the Company or one of its Subsidiaries, as applicable, and each other party thereto has performed all material obligations required to be performed by it under the Company Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and nor has any event occurred that, with or without notice or lapse of time, would constitute a breach or default under any Company Material Contract in any material respect;

(b)each Company Material Contract is valid and binding and in full force and effect with respect to the Company and its Subsidiaries and each other party thereto; and

(c)neither the Company nor its Subsidiaries has given to, or received from, any other party to any Company Material Contract, any written notice or communication regarding any actual or alleged breach of or default under any Company Material Contract by the Company or any other party to such Company Material Contract.

(iii)The Company has made available to Buyer complete and accurate (i) copies of each of the Company Material Contracts that is in written form and (ii) descriptions of each Company Material Contract that is not in written form, in each case including any and all amendments and modifications thereof.

7J.Intellectual Property.

(i)Section 7J(i) of the Company Disclosure Letter sets forth for the Company-Owned Intellectual Property a complete and accurate list of (a) all Registered Intellectual Property, (b) all material unregistered trademarks that are Company Intellectual Property and (c) all Company-

Owned Software. All required filings and fees related to the Registered Intellectual Property that are due as of the Closing Date have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing. The Company and its Subsidiaries have taken commercially reasonable measures to perfect the chain of title recorded with the applicable Governmental Entity with respect to each such Registered Intellectual Property. No actions will be necessary (including the filing of documents or payment of fees) within ninety (90) days after the Closing Date to maintain or preserve the current status of any Registered Intellectual Property.

(ii) Except as set forth on Section 7J(ii) of the Company Disclosure Letter: (a) the Company or one of its Subsidiaries owns and possesses good and exclusive title to all Company-Owned Intellectual Property and has a license or right to use all other Company Intellectual Property necessary for the operation of the Company’s or its Subsidiaries’ business as presently conducted; and (b) the Company-Owned Intellectual Property (1) is valid, subsisting and enforceable and (2) is not subject to any Liens, other than Permitted Encumbrances. Neither the Company nor its Subsidiaries has directly or indirectly transferred to any third party ownership of any Company-Owned Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary to operate the businesses of the Company and its Subsidiaries as currently conducted, including all Intellectual Property Rights with respect to any tangible or intangible property embodied in or used in connection with the products and services of the Company and its Subsidiaries.

(iii) The operation of the business of the Company and its Subsidiaries and the Company-Owned Intellectual Property have not since December 31, 2012 and do not infringe, misappropriate, dilute or violate the Intellectual Property Rights of any Person. No claims are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries as of the date of this Agreement with respect to the ownership, use or validity of any Company-Owned Intellectual Property, and, to the knowledge of the Company, there exists no reasonable basis therefor. Except as set forth on Section 7J(iii) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor its Subsidiaries have been sued or charged as a defendant in any Proceeding that involves a claim of infringement of any Intellectual Property Rights of any third party and which have not been finally terminated prior to the date hereof. To the knowledge of the Company, no Person has or is infringing, misappropriating, diluting or violating any of the Company-Owned Intellectual Property.

(iv)The Company and its Subsidiaries have taken commercially reasonable steps to protect its rights in the Company’s and its Subsidiaries’ confidential information and Trade Secrets, and any trade secrets or confidential information of third parties provided to it related thereto. To the Company’s knowledge, no information that at any time constituted a material Trade Secret of and for which the Company and its Subsidiaries have a contractual confidentiality obligation, or legal obligation to maintain the confidentiality thereof, has been disclosed or made available by the Company or its Subsidiaries to any Person who is not legally bound by a duty of confidentiality with respect thereto. To the knowledge of the Company, there has not been any breach by any third party of any confidentiality obligation to the Company or its Subsidiaries.

(v)(a) All current and former employees, consultants and contractors of the Company and its Subsidiaries that have developed any material contributions to any Company-Owned Intellectual Property for or on behalf of any of the Company and its Subsidiaries have executed binding and enforceable written instruments with the Company or its Subsidiaries that contain (I) present assignments to the Company or its Subsidiaries of all rights, title and interest in and to such Company-Owned Intellectual Property and (II) nondisclosure provisions (such instruments, the “Company IP Protection Agreements”); (b) the Company and its Subsidiaries have made available to Buyer a copy of the Company’s form of Company IP Protection Agreements and (c) in each case where Registered Intellectual Property is held by the Company and its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued.

(vi)The consummation of the transactions contemplated by this Agreement will not result in (a) the loss of, or otherwise adversely affect, any ownership rights of the Company or its Subsidiaries in any Company-Owned Intellectual Property; (b) the breach or termination of any IP Licenses; (c) any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Company-Owned Software; or (d) Buyer or any of its Affiliates being obligated to pay any royalties or other amounts to any third party, with respect to the continued use of Company Intellectual Property as used immediately prior to the Closing Date, in excess of those payable by the Company and its Subsidiaries prior to the Closing.

(vii)Except as set forth in Section 7J(vii) of the Company Disclosure Letter, each Company product and Company-Owned Software and the information technology systems used to operate the business of the Company and its Subsidiaries: (a) operate as necessary for the business of the Company and its Subsidiaries and, to the Company’s knowledge, conform in all material respects to the specifications and documentation therefor; (b) have commercially reasonable security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or security breach occurring and to ensure if such event does occur that it does not cause a material disruption to the business of the Company and its Subsidiaries; (c) are configured and maintained to minimize the effects of viruses and do not contain Trojan horses, spyware, adware, malware or other malicious code and (d) have not suffered any material error, breakdown, failure or security breach in the last thirty-six (36) months that has caused disruption or damage to the business of the Company or its Subsidiaries or was reportable to any Governmental Entity or Person.

(viii)Except as set forth in Section 7J(viii) of the Company Disclosure Letter, no Open Source Software was or is used in, incorporated into, integrated or bundled with or used in the development or compilation of any Company-Owned Software. Except as set forth in Section 7J(viii) of the Company Disclosure Letter, neither the Company nor its Subsidiaries use any Open Source Software or any modification or derivative thereof in a manner that would (a) require, or condition the use or distribution of, or access to, such Software on, the disclosure, licensing or distribution of, or access to, the source code for the Company-Owned Software, or (b) restrict any Person’s ability to charge for distribution of the Company-Owned Software. The Company and its Subsidiaries are in compliance with the obligations under any agreement pursuant to which the Company or any Subsidiary obtained the right to use any Open Source Software.

(ix)The source code for all Company-Owned Software used or held for use in the business of the Company and its Subsidiaries contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (a) consistent with customary code annotation conventions in the software industry; and (b) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support the Company-

Owned Software. Except as set forth on Section 7J(ix) of the Company Disclosure Letter, (x) none of the source code of the Software has been published or disclosed or licensed or made available to any Person other than employees or contractors of the Company or its Subsidiaries subject to confidentiality obligations, and (y) no licenses or rights have been granted to any Person to distribute or to otherwise use or create derivative works from the source code for any Company-Owned Software. Neither the Company nor its Subsidiaries have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any product or Software used or held for use in the business of the Company and its Subsidiaries to any escrow agent or other Person, except as set forth on Section 7J(ix) of the Company Disclosure Letter.

7K.Privacy and Data Security.

(i)The Company and its Subsidiaries have (i) complied in all material respects with its applicable privacy and data protection policies, procedures, and applicable Information Privacy and Security Laws with respect to Personal Data that is accessed, collected, possessed by or otherwise subject to the use or control of the Company or any of its Subsidiaries; (ii) implemented and maintained measures, including appropriate technical, physical and administrative safeguards, sufficient to ensure that the Company and its Subsidiaries and the operation of the businesses of the Company and its Subsidiaries materially complies with (a) applicable Information Privacy and Security Laws, (b) any notice to or consent from the individual to whom the Personal Data relate(s) (“Data Subjects”), (c) any policy adopted by the Company or any of its Subsidiaries, (d) any Company Material Contract made by any of the Company or its Subsidiaries that is applicable to such Personal Data or (e) any information technology or privacy policy or privacy statement from time to time published or otherwise made available to Data Subjects and (iii) in connection with each third party servicing, outsourcing or similar arrangement involving Personal Data used, processed, stored, transferred, collected or otherwise exploited in connection with the businesses of the Company and its Subsidiaries, contractually obligated any such third party service provider to (w) comply with the applicable Information Privacy and Security Laws with respect to Personal Data, (x) protect and secure from loss or damage, unauthorized access, use, disclosure or modification, or any other misuse of Personal Data, (y) restrict use of Personal Data to those authorized or required under the servicing, outsourcing or similar arrangement and (z) certify or guarantee the return or adequate disposal of Personal Data. The Company and its Subsidiaries have the right (and upon consummation of this Agreement will have the right) to use all of the Personal Data in each of its databases in the operation of the business conducted by the Company and its Subsidiaries. Except for disclosures of Personal Data required or permitted by applicable Legal Requirements, or authorized by a Data Subject or other party authorized to permit disclosure, the Company and its Subsidiaries have not sold, leased, transferred or otherwise made available to third parties any Personal Data. The execution of this Agreement and the consummation of the transactions contemplated hereby do not violate any privacy policy, Company Material Contract or Information Privacy and Security Laws. For the avoidance of doubt, the term “privacy” as used in this Section 7K includes the concepts of data protection and data security.

(ii)The Company and each of its Subsidiaries is in and, since the date compliance became required, has been in compliance in all material respects with, the applicable requirements of HIPAA, state privacy laws and other Legal Requirements applicable to the privacy and security of Personal Data. When acting as a Business Associate of a Covered Entity or as a Subcontractor of a Business Associate (such terms as defined by HIPAA), the Company and its Subsidiaries have in effect agreements with each such Covered Entity and Business Associate, as applicable, that satisfy the requirements of HIPAA in all material respects (“BA Agreements”).

Except as disclosed in Section 7K(ii) of the Company Disclosure Letter, the Company and its Subsidiaries have in effect with each entity acting as a Business Associate or Subcontractor (as defined in HIPAA) of the Company, an agreement that satisfies the requirements of HIPAA in all material respects (“Vendor BA Agreements”).

(iii)The Company and each of its Subsidiaries is, and has been, in compliance in all material respects with (i) all contracts or other arrangements in effect between the Company and its customers that apply to or restrict the use, disclosure or security of Personal Data, including BA Agreements; and (ii) all contracts or other arrangements between the Company and vendors and other business partners that apply to or restrict the use, disclosure or security of Personal Data by such vendors and other business partners, including Vendor BA Agreements (such contracts or other arrangements referenced in clauses (ii) and (iii) collectively referred to as “Privacy Agreements”). To the extent required by applicable Legal Requirements, the Company and its Subsidiaries have in place, and has complied and is in compliance in all material respects with, written policies to protect the security and privacy of Personal Data. The Company and its Subsidiaries have the right pursuant to the Privacy Agreements and its privacy and security policies to use and disclose Personal Data for the purpose such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement or any Transaction Document, nor the consummation of any of the transactions contemplated by this Agreement, including the Merger, or any Transaction Document, including the direct or indirect transfer of Personal Data resulting from such transactions, will violate any of the Company’s or its Subsidiaries’ policies or any Privacy Agreements.

(iv)The Company and each of its Subsidiaries have maintained, commercially reasonable physical, technical, organizational and administrative security safeguards designed to protect all Personal Data collected by the Company from and against unauthorized access, use and/or disclosure and that comply in all material respects with all Privacy Agreements and applicable Legal Requirements regarding Personal Data. To the Company’s knowledge, no Person has submitted a written request to the Company to withdraw his or her consent to any use or processing of his or her Personal Data or submitted a written request for erasure of their Personal Data by the Company in the three (3) years prior to the date of this Agreement where the Company has not complied with such request.

(v)Except as set forth on Section 7K(v) of the Company Disclosure Letter, there have not been any material non-permitted uses or disclosures, material security incidents, or material breaches involving Personal Data held or collected by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any pending Proceeding nor, to the Company’s knowledge, is any Proceeding threatened against the Company (and to the Company’s knowledge, no such Proceedings are likely to be asserted or threatened against the Company) by any third party or entity, including any Governmental Entity, alleging (i) a violation of the Company’s policies or any Privacy Agreements; (ii) a violation of any third party or entity’s privacy rights under any Legal Requirements; or (iii) the failure of the Company with respect to any security audit.

(vi)The Company and each of its Subsidiaries has not, since December 31, 2013, notified any affected individual, any customer, any Governmental Entity, or the media of any breach of Personal Data. The Company and its Subsidiaries are not currently planning to conduct any such notification.

7L.Legal Proceedings.

(i)Except as set forth in Section 7L of the Company Disclosure Letter, as of the date hereof, there are no Proceedings pending or, to the Company’s knowledge, threatened (i) by or against the Company or any of its Subsidiaries, or that otherwise relate to or may affect their businesses, at law or in equity, or before or by any Governmental Entity, or (ii) by or against the Company or any of its Subsidiaries that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Company’s knowledge, no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceedings.

(ii)Except as set forth in Section 7L of the Company Disclosure Letter, since December 31, 2013, there have not been any Orders rendered against, or any settlements effected by, the Company or any of its Subsidiaries in connection with any Proceedings brought by or against either of them. There are no such Orders outstanding (i) that relate to or may affect the Company’s or any of its Subsidiaries’ business or otherwise against the Company, or (ii) against the Company that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Company’s knowledge, no such Orders have been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Orders.

7M.Brokerage. Except as set forth in Section 7M of the Company Disclosure Letter, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Equityholder Parties, the Company or any of its Subsidiaries or the directors, officers, managers, employees thereof.

7N.Company Employee Benefit Plans.

(i)Section 7N(i) of the Company Disclosure Letter sets forth a list of each Employee Benefit Plan as of the date hereof. Each such Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and the terms of any applicable collective bargaining agreement and complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Legal Requirements. The Company has timely paid all material contributions, premiums and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company, any of its Subsidiaries, or Buyer to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements. Other than routine claims for benefits, there is no claim or lawsuit pending or, to the knowledge of the Company, threatened against or arising out of such Employee Benefit Plan as of the date hereof. The Company and its Subsidiaries are in compliance with the requirements of COBRA as of the date hereof. No examination, voluntary correction proceeding or audit of any Employee Benefit Plan by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

(ii)Each Employee Benefit Plan listed on Section 7N(i) of the Company Disclosure Letter and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has, as of the date hereof, received a favorable determination letter or opinion letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred prior to the date hereof that could reasonably be expected to adversely affect such plan’s qualified status.

(iii)Except as set forth in Section 7N(iii) of the Company Disclosure Letter, no Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate of the Company has maintained, contributed to, or been required to contribute to any Employee Benefit Plan described in clauses (i), (ii), (iii) or (iv) above within the last six (6) years. No Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code) whether or not waived or has been the subject of a “reportable event” (as defined in Section 4043 of ERISA), in each case as of the date hereof. Neither the Company, nor any Subsidiary, nor any ERISA Affiliate has, prior to the date hereof, incurred any liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan that has not been satisfied in full.

(iv)Except as set forth in Section 7N(iv) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) result in a material increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of the Company, its Subsidiaries or their ERISA Affiliates to severance pay or any other payment.

(v)Section 7N(v) of the Company Disclosure Letter contains a list of each Foreign Benefit Plan. The Company, each Subsidiary thereof and each ERISA Affiliate and each of the Foreign Benefit Plans are in compliance in all material respects with the provisions of the applicable Legal Requirements of each jurisdiction in which any of the Foreign Benefit Plans are maintained.

(vi)With respect to each Employee Benefit Plan, the Company has delivered to Buyer complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto currently in effect and all administration agreements, insurance policies, investment management or advisory agreements currently in effect); (ii) a copy of the most recent Form 5500 annual report, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; (vi) any actuarial reports (if any); and (vii) all non-routine correspondence with the Internal Revenue Service or Department of Labor regarding any Employee Benefit Plan. The Company has disclosed to Buyer the terms and conditions of any unwritten Employee Benefit Plan.

(vii)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in all material respects in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no employee of the Company or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Subsidiary of the Company or any ERISA Affiliate for any violation of Section 409A of the Code.

(viii)None of the Employee Benefit Plans that are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(ix)Neither the Company, any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

7O.Insurance. Section 7O of the Company Disclosure Letter sets forth a complete and accurate list of all insurance under which any of the assets or properties of the Company and its Subsidiaries are covered or that otherwise relates to the Company’s business, including the policy numbers and names of insurers and liability or risk covered, amounts of coverage, limitations and deductions and expirations dates, and whether each such policy is claims-made or occurrence-based. Each such policy is in full force and effect, and the Company and its Subsidiaries have paid or accrued (to the extent not due and payable) all premiums due, and have otherwise performed in all material respects all of their obligations under such insurance policies.

7P.Compliance with Applicable Legal Requirements. Except as set forth in Section 7P of the Company Disclosure Letter, since December 31, 2013, the Company and its Subsidiaries have complied in all material respects with all Legal Requirements applicable to the Company and its Subsidiaries. Except as set forth in Section 7P of the Company Disclosure Letter, since December 31, 2013, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that any of them is not in material compliance with any Legal Requirements applicable to them.

7Q.Environmental.

(i)Except as set forth in Section 7Q of the Company Disclosure Letter, (i) since December 31, 2013 the Company and its Subsidiaries have been in compliance in all material respects with all Environmental Laws; (ii) the Company and its Subsidiaries maintain and are in compliance in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of their businesses as conducted on the Closing; (iii) none of the Company or its Subsidiaries has received any written citation, directive, inquiry, notice, Order, summons, warning, request for information, or other written communication regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities arising under Environmental Laws;

and (iv) there have been no releases or notices thereof, by the Company or any of its Subsidiaries, prior to the date hereof, of petroleum or hazardous substances at the Leased Real Property.

(ii)The Company and its Subsidiaries face no costs, damages, expenses, liabilities, obligations or other responsibilities arising from or under any Environmental Law with respect to the Leased Real Property, the assets of the Company or any other properties and assets (whether real, personal or mixed) in which the Company (or any predecessor thereof) has or had an interest except for such immaterial costs, damages, expenses, liabilities, obligations or other responsibilities incurred in the Ordinary Course of Business.

7R.Employees and Labor Matters.

(i)Section 7R(i) of the Company Disclosure Letter sets forth the following information (to the extent applicable) with respect to each Continuing Company Employee with a base salary of $150,000 or more as of the date hereof, including each employee on leave of absence or layoff status: name, job title, date of hire, employment status (active or on leave), current annual base salary or current wages, 2017 bonus, 2018 bonus target, sick and vacation leave and paid time off that is accrued but unused. Except as set forth in Section 7R(i) of the Company Disclosure Letter, with respect to the Company or any of its Subsidiaries, (a) there are no collective bargaining agreements between the Company any labor unions or organizations representing any of its employees; (b) to the Company’s knowledge, as of the date hereof, there are no union organizing efforts underway or threatened and (c) there are no labor strikes, slowdowns, work stoppages or lockouts pending, or, to the Company’s knowledge, as of the date hereof, threatened nor have there been any such labor strikes, slowdowns, work stoppages or lockouts since December 31, 2013.

(ii)Except as set forth in Section 7R(ii) of the Company Disclosure Letter, as of the date hereof, no employee of the Company or any of its Subsidiaries with a base salary of $150,000 or more has provided notice to the Company of the termination of his or her employment and, to the Company’s knowledge, no employee of the Company or any of its Subsidiaries with a base salary of $150,000 or more intends to terminate his or her employment with the Company or one of its Subsidiaries.

(iii)The Company and each of its Subsidiaries are, and has been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including Legal Requirements concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended. All individuals who are performing consulting or other services for the Company and its Subsidiaries are correctly classified as either “independent contractors” or “employees,” as the case may be. There is no unfair labor practice claim or Proceeding brought by or on behalf of any employee or former employee of the Company under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act or any other Legal Requirement pending or, to the Company’s knowledge, threatened, against the Company.

7S.Transactions with Related Persons. Except as set forth in Section 7S of the Company Disclosure Letter, (i) no Equityholder Party, director or officer of the Company or its Subsidiaries (any such individual, a “Related Person”) or, to the Company’s knowledge, any Affiliate or member of the immediate family of any Related Person, is, or since December 31, 2016, has been, directly or indirectly, involved in any business arrangement or relationship with the Company or its Subsidiaries or any Material Customer, other than employment arrangements entered into in the Ordinary Course of Business; and (ii) no Related Person or, to the Company’s knowledge, any Affiliate or member of the immediate family of any Related Person, directly or indirectly, owns, or since December 31, 2016, has owned, any material property or right, tangible or intangible, used by the Company in the conduct of the Company’s business.

7T.Governmental Authorizations. Each of the Company and its Subsidiaries holds all Governmental Authorizations that are required for the conduct of its business as presently conducted, and each of the Company and its Subsidiaries is and has been, in compliance in all material respects with such Governmental Authorizations. Section 7T of the Company Disclosure Letter contains a complete and accurate list of each such Governmental Authorization that is held by the Company or its Subsidiaries, each of which is valid and in full force and effect. Neither the Company nor its Subsidiaries has received any notice from any Governmental Entity regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization.

7U.Material Customers and Material Providers.

(i)Section 7U(i) of the Company Disclosure Letter sets forth a complete and accurate list of the Material Customers.

(ii)Section 7U(ii) of the Company Disclosure Letter sets forth a complete and accurate list of the Material Providers.

(iii)Except as set forth on Section 7U(iii) of the Company Disclosure Letter, since December 31, 2017 (a) no Material Customer or Material Provider has terminated, suspended or reduced materially, or to the Company’s knowledge, has threatened to terminate, suspend or reduce materially, its business with the Company and its Subsidiaries and, to the Company’s knowledge, no Material Customer or Material Provider has any plan or intention to terminate, suspend or materially reduce its business with the Company; and (b) no Material Customer or Material Provider has cancelled or otherwise terminated any agreement, contract or arrangement with respect to the Company’s and its Subsidiaries’ business; and (c) to the Company’s knowledge, no Material Customer has (I) materially and adversely altered its pattern of payment to the Company, or (II) demanded any price adjustment outside of the Ordinary Course of Business that is material to the business done with such Material Customer.

7V.Accounts Receivable. The accounts receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet represent valid obligations arising from sales actually made or services actually performed by the Company and its Subsidiaries in the Ordinary Course of Business. The respective reserves in respect of the accounts receivable shown on the Latest Balance Sheet or in the accounting records of the Company and its Subsidiaries as of the Closing are or will be calculated consistent with past practice in accordance with GAAP. There is no contest, claim, defense or right of set-off relating to the amount or validity of any accounts receivable.

7W.Bank Accounts. Section 7W of the Company Disclosure Letter sets forth (i) the name of each bank, safe deposit company or other financial institution in which the Company or its Subsidiaries have an account, lock box or safe deposit box used or held for use in connection with the

Company’s and its Subsidiaries business, or in which cash or cash equivalents of the Company and its Subsidiaries are otherwise held; (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or its Subsidiaries; and (iii) the account numbers for each bank account used or held for use in connection with the business of the Company or its Subsidiaries.

7X.Compliance with Health Care Laws.

(i)Since December 31, 2013, neither the Company or any of its Subsidiaries, nor to the Company’s knowledge, any of their officers, directors or employees: (a) has been or is currently suspended, excluded or debarred from contracting with any Governmental Entity or from participating in any Program or is subject to any pending or threatened Proceeding by any Governmental Entity that could result in such suspension, exclusion or debarment; (b) has been assessed a civil monetary penalty under the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) or any regulation promulgated thereunder; (c) is or has been a party to or has reporting obligations pursuant to a corporate integrity agreement, deferred prosecution agreement or settlement with the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Department of Justice or any other Governmental Entity; (d) has been a defendant in any qui tam/False Claims Act litigation; or (e) has received any written correspondence from any Governmental Entity that would indicate that the Company or its employees, agents or contractors has materially violated, or is currently in material violation of, any Health Care Law.

(ii)The Company and each of its Subsidiaries is and, since December 31, 2013, has been, in compliance in all material respects with all Health Care Laws. Neither the Company nor its business is considered to be a provider as described in 42 CFR Subchapter G. Neither the Company nor any of its Affiliates has made or is in the process of making a self-disclosure to any Program or any Governmental Entity. Each person employed by the Company or one of its Subsidiaries to provide services on behalf of the Company has obtained and maintains all necessary licensure, registration or certification to provide such services in material compliance with all applicable Health Care Laws and the requirements of third party payers, including the Programs, as applicable.

7Y.Securities Laws Matters. The Evolent Equity to be issued to each of the Equityholders hereunder is being acquired for the account of each Equityholder and may not be resold except pursuant to an effective registration under the Securities Act and applicable state securities laws, or pursuant to an available exemption from such registration requirement.

7Z.Directors and Officers. Section 7Z of the Company Disclosure Letter sets forth a complete and accurate list of the directors and officers of the Company.

7AA.Anti-Corruption. To the Company’s knowledge, none of the Company or its Subsidiaries, any director, officer, agent, employee or representative of the Company or its Subsidiaries, nor any other Person associated with or acting for or on behalf of the Company, has, in the past five (5) years immediately prior to the date of this Agreement: (a) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, whether money, property or services, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof, political party, political campaign or public international organization, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Legal Requirement of similar effect; or (b) otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the FCPA or any applicable Legal Requirement of similar effect.

7BB.No Other Representations. Notwithstanding anything contained in Article 8 or any other provision hereof, the Company acknowledges and agrees that neither the Evolent Entities nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article 8, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Evolent Entities or any of their Subsidiaries.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES
OF THE EVOLENT ENTITIES AND MERGER SUB

As an inducement to the Company to enter into this Agreement, the Evolent Entities and Merger Sub hereby represent and warrant as of the date of this Agreement and as of the Closing that:
8A.Organization and Corporate Power. Each of Parent, Buyer and Merger Sub is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership of property or the conduct of its business makes such qualification necessary. The Evolent Entities, Merger Sub and their Subsidiaries have all requisite corporate or limited liability company power and authority necessary to own and operate their properties and to carry on their businesses as now conducted and to enter into this Agreement and the Transaction Documents to which it is a party, including the Escrow Agreement, and to consummate the transactions contemplated hereby and thereby. Copies of the Organizational Documents of the Evolent Entities and Merger Sub, each as amended to date, have been made available to the Company.

8B.Authorization; No Breach.

(i)This Agreement has been duly executed and delivered by each of the Evolent Entities and Merger Sub and constitutes the valid and binding obligation of each of the Evolent Entities and Merger Sub, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles. The Escrow Agreement and the Transaction Documents to which it is a party, when duly executed and delivered by the Evolent Entities and Merger Sub, as applicable, will constitute the valid and binding obligations of the Evolent Entities and Merger Sub, enforceable in accordance with their terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and by the availability of specific performance and the application of equitable principles.

(ii)Assuming receipt of and subject to the HSR Approval and except for the applicable requirements of the New York Stock Exchange, the execution and delivery of this Agreement by the Evolent Entities and Merger Sub do not (a) result in any material breach of any of the provisions of, (b) constitute a material default under, (c) give any third party the right to terminate, (d) result in the creation of any Lien upon any of the shares of capital stock or any assets of the Evolent Entities or their Subsidiaries under or (e) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, in each case, under (I) the Organizational Documents of the Evolent Entities or any of their Subsidiaries, (II) any Evolent Material Contract, (III) any Order to which the Evolent Entities or any of their Subsidiaries is subject or (IV) any law, statute, rule or regulation to which the Evolent Entities or any of their Subsidiaries is subject.

8C.Legal Proceedings.

(i)There are no Proceedings pending by or against the Evolent Entities that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the knowledge of the Evolent Entities, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a reasonable basis for the commencement of any such Proceeding that might be properly instituted with any substantial chance of recovery.

(ii)There are no Orders outstanding against the Evolent Entities that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the knowledge of the Evolent Entities, no such Order has been threatened.

8D.Board Approvals.

(i)Each of the boards of directors (or similar governing Person) of the Evolent Entities, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors (or similar governing Person), has approved the transactions contemplated by this Agreement, including the Merger. No other corporate proceedings on the part of the Evolent Entities are necessary to authorize the transactions contemplated by this Agreement.

(ii)The board of directors of Merger Sub has duly (a) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its shareholders and (b) approved this Agreement and the Merger. Except for the consent of Buyer, as the sole owner of Merger Sub, no other proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement.

8E.Vote Required. Buyer, as the sole shareholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of units or other equity securities of Buyer or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

8F.Brokerage. Neither Evolent Entity nor any of their respective stockholders, officers, directors, employees or agents has incurred any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

8G.Solvency. Immediately after giving effect to the transactions contemplated hereby and assuming the accuracy of the Company’s representations and warranties set forth in Article 7, the Evolent Entities and each of their Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts

(including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby and assuming the accuracy of the Company’s representations and warranties set forth in Article 7, the Evolent Entities and each of their Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Evolent Entities and their Subsidiaries (including the Surviving Corporation and its Subsidiaries).

8H.Acquisition for Investment. The capital stock of the Surviving Corporation acquired by Buyer pursuant to this Agreement is being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of such stock so acquired by it in violation of any of the registration requirements of the Securities Act, or any comparable state law. Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.

8I.Operation of the Evolent Entities and Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with their execution and delivery of this Agreement and their performance of their obligations hereunder. All of the issued and outstanding units or other equity interests of Merger Sub is, and at the Effective Time will be, owned by Buyer.

8J.Office Closings and Mass Lay-Offs. The Evolent Entities do not currently plan or contemplate any office closings, reductions in force or terminations of employees of the Company or any of its Subsidiaries that, in the aggregate, would trigger WARN.

8K.SEC Documents.

(i)Parent has filed all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the SEC, and all amendments thereto, and Parent has provided or made available to the Company and the Equityholders true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, each Current Report on Form 8-K filed by Parent since December 31, 2017 and Parent’s proxy statement for its 2018 Annual Meeting of Stockholders (collectively, the “Evolent SEC Documents”). To Parent’s knowledge, none of the Evolent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. None of Parent’s Subsidiaries is required to file any documents with the SEC pursuant to the Exchange Act. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Evolent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Evolent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)Except as set forth in Evolent SEC Documents, none of the Evolent Entities and their Subsidiaries is a party to any contract, a copy of which would be required to be filed with the SEC as an exhibit to an Annual Report on Form 10-K (collectively, “Evolent Material Contracts”). Each Evolent Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on the Evolent Entities or their Subsidiaries that are a party thereto, as applicable, and is in full force and effect, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Except as set forth in Evolent SEC Documents, (i) as of the date of this Agreement, none of the Evolent Entities nor any of their Subsidiaries has violated or breached, or committed any default under, any Evolent Material Contract; (ii) to the knowledge of the Evolent Entities, as of the date of this Agreement, no other Person has violated or breached, or committed any material default under, any Evolent Material Contract; and (iii) as of the date of this Agreement no event has occurred and is continuing through actions or inactions of the Evolent Entities or any of their Subsidiaries that will result in a violation or breach of any of the provisions of any Evolent Material Contract.

8L.Anti-Corruption. None of the Evolent Entities and their Subsidiaries, any director, officer, agent, employee, or representative of the Evolent Entities and their Subsidiaries, nor any other Person associated with or acting for or on behalf of the Evolent Entities and their Subsidiaries, has, in the past five (5) years immediately prior to the date of this Agreement: (a) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, whether money, property, or services, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof, political party, political campaign or public international organization, in violation of the FCPA, or any applicable Legal Requirement of similar effect; or (b) otherwise taken any action which would cause the Evolent Entities and their Subsidiaries to be in violation of the FCPA or any applicable Legal Requirement of similar effect.

8M.No Other Representations. Notwithstanding anything contained in Article 7 or any other provision hereof, each of the Evolent Entities and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article 7, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Company or any of its Subsidiaries. Each of the Evolent Entities and Merger Sub hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Company or the its business (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Evolent Entities and their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

ARTICLE 9
TERMINATION

9A.Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(i)by the mutual written consent of Buyer and the Company;

(ii)by Buyer, if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Evolent Entities and Merger Sub at the Closing and such violation or breach has not been waived by the Evolent Entities and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) ten days after written notice thereof from Buyer to the Company, or (II) the Termination Date; provided that the right of termination pursuant to this Section 9A(ii) shall not be available to Buyer at any time that any of the Evolent Entities or Merger Sub has violated or is in breach of any covenant, representation or warranty hereunder if such violation or breach has prevented satisfaction of the Company’s conditions to Closing hereunder and has not been waived by the Company or, if capable of cure, has not been cured by Buyer and Merger Sub;

(iii)by the Company, if there has been a material violation or breach by the Evolent Entities or Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (I) ten days after written notice thereof from the Company to Buyer, or (II) the Termination Date; provided that the right of termination pursuant to this Section 9A(iii) shall not be available to the Company at any time that the Company has violated or is in breach of any covenant, representation or warranty hereunder if such violation or breach has prevented satisfaction of the Evolent Entities’ and Merger Sub’s conditions to Closing hereunder and has not been waived by Evolent Entities or Merger Sub or, if capable of cure, has not been cured by the Company; provided, further, that the failure to deliver the Total Merger Consideration as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company and the Representative;

(iv)by the Company or Buyer at their sole discretion if any Governmental Entity shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement;

(v)by Buyer, in the event the Necessary Stockholder Approval has not been delivered within 24 hours after the date hereof;

(vi)by Buyer or the Company if the transactions contemplated hereby have not been consummated on or prior to December 31, 2018 (the “Termination Date”); provided that (I) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9A(vi) if the Evolent Entities’ or Merger Sub’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (II) the Company shall not be entitled to terminate this Agreement pursuant to this Section 9A(vi) if the Company’s material breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(vii)by Buyer, if all of the conditions set forth in Section 5A and Section 5C have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing, but which conditions could be satisfied (and would be satisfied) if the Closing were to occur on such date) and the Company fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 4A and Buyer stood ready and willing to consummate on that date the transactions contemplated by this Agreement to occur at the Closing; or

(viii)by the Company, if all of the conditions set forth in Section 5A and Section 5B have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing, but which conditions could be satisfied (and would be satisfied) if the Closing were to occur on such date) and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 4A and the Company stood ready and willing to consummate on that date the transactions contemplated by this Agreement to occur at the Closing.

Any termination by the Company under this Section 9A (whether before or after the Necessary Stockholder Approval has been obtained) shall be by action of its board of directors (without requiring any action by the Company’s stockholders).
9B.Effect of Termination.

(i)In the event of any termination of this Agreement by Buyer or the Company as provided in Section 9A, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 9B and Section 6A (including the Confidentiality Agreement), Section 11H and Article 13 shall survive the termination of this Agreement and shall be enforceable by the parties hereto) and (b) there shall be no liability or obligation on the part of the Evolent Entities, Merger Sub, the Company, or the Representative to any other party hereto or with respect to the transactions contemplated hereby; except (1) that no such termination shall relieve any party hereto from liability for any Willful Breach (as defined below) by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the time of such termination, and (2) as provided above, with respect to this Section 9B and Section 6A (including the Confidentiality Agreement), Section 11H and Article 13, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, (a) the Evolent Entities and Merger Sub shall return all documents and other material received from any of the Company, its Equityholders, the Representative, any of their respective Affiliates and/or any of their respective representatives relating to the Company, any of its Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement and (b) all confidential information received by the Evolent Entities, Merger Sub and/or any of their respective Affiliates or representatives with respect to or relating to the Company, any of its representatives relating to the Company, any of its Affiliates or Equityholders, any of their respective businesses and/or any of the transactions contemplated hereby shall be treated as strictly confidential in accordance with the Confidentiality Agreement. For purposes of this Agreement, “Willful Breach” means a material breach by a party to this Agreement of any of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence of an act or failure to act by such breaching party with the actual knowledge of such party that the taking of such act or failure to take such act by such party would cause a material breach by such party of any such representation, warranty, covenant or other agreement of such party set forth in this Agreement.

(ii)Notwithstanding this Section 9B or anything else in this Agreement, each of the Evolent Entities and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that either the Evolent Entities and/or Merger Sub obtain financing for or related to any of the transactions contemplated hereby.

ARTICLE 10
DEFINITIONS

10A.Definitions. The terms defined in Exhibit A hereto, whenever used herein, shall have meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

10B.Usage.

(i)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(ii)Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(iii)A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(iv)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(v)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

ARTICLE 11
ADDITIONAL AGREEMENTS

11A.Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (i) to furnish upon request to the other parties such further information, (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

11B.Director and Officer Liability and Indemnification.

(i)For a period of six (6) years following the Closing, Buyer will, or will cause the Constituent Corporations to, defend and hold harmless all current and former directors and officers of Company (in their capacities as such) (each, individually, a “Covered Person” and, collectively, the “Covered Persons”) from and against any Losses incurred by such Covered Person by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company occurring on or prior to the Closing Date; or (ii) the fact that he or she is or was a director or officer of the Company, whether asserted or claimed prior to, on or following the Closing Date, to the fullest extent permitted under the DGCL (it being understood that the DGCL requires that a Covered Person must have acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or Proceeding, had no reasonable cause to believe the conduct was unlawful), or the Organizational Documents of the Company in effect on the date hereof; provided, however, that for the avoidance of doubt, the foregoing indemnification shall not be available to any Equityholder in the event of an indemnification claim by the Buyer Indemnified Parties against the Equityholder(s) pursuant to Article 12.

(ii)Buyer shall purchase a “tail” insurance policy comparable to the Company’s current policy of directors’ and officers’ liability insurance coverage for the Covered Persons and, following the Closing, the Evolent Entities or Merger Sub shall maintain in effect such “tail” policy for a period of six (6) years after the Closing Date. Such “tail” policy shall (i) have a claim period of at least six (6) years following the Closing Date, (ii) insure each Covered Person for acts and omissions occurring on or prior to the Closing Date, and (iii) contain terms and conditions which are not materially less favorable to the Covered Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company with respect to claims arising from or related to facts or events that occurred on or before the Closing Date.

(iii)The provisions of this Section 11B are intended to be for the benefit of, and shall be enforceable by, each Covered Person and his or her heirs and legal representatives.

(iv)In the event that the Evolent Entities or Merger Sub or any of their respective successors or assigns consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or Merger Sub, as the case may be, shall succeed to the obligations set forth in this Section 11B.

11C.Designation and Replacement of Representative. The Equityholders have agreed that it is desirable to designate the Representative to act on behalf of the Equityholders for certain limited purposes, as specified herein. The Equityholders have designated New Century Investment, LLC, a Delaware limited liability company, as the initial Representative. The execution of Letter of Transmittal by a Shareholder shall constitute irrevocable ratification and approval of such designation by the Shareholders and authorization of the Representative to serve in such capacity (including to settle any and all disputes with the Evolent Entities and/or Merger Sub under this Agreement and the Escrow Agreement) and the execution of an Option Cancellation Agreement by Optionholder shall constitute irrevocable ratification and approval of such designation by the Optionholders and authorization of the Representative to serve in such capacity (including to settle any and all disputes with Buyer and/or Merger Sub under this Agreement and the Escrow Agreement), and in each case, shall also constitute a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Representative on behalf of the Equityholders in this Agreement and the other Transaction Documents (including the Escrow Agreement). The Representative may resign at any time and the Representative may be removed only by the vote of Persons which collectively owned more than 50% of the Company Common Stock as of immediately prior to the Effective Time (other than (x) shares of Company Common Stock cancelled pursuant to Section 3A(iv) and (y) Dissenting Shares) (“Majority Holders”). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Equityholders. In the event that a Representative has resigned or been removed, a new Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal, or appointment of a Representative shall be delivered by the Representative to Buyer promptly after such action is taken.

11D.Authority and Rights of Representative; Limitations on Liability.

(i)The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other Transaction Document (including the Escrow Agreement). In furtherance of the foregoing, each Equityholder, by delivery of a Letter of Transmittal or Option Cancellation Agreement has designated and appointed the Representative as exclusive agent and attorney-in-fact for and on behalf of each Equityholder, with full power and authority in each of the Equityholders’ names, to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of each such Equityholder, amendments, consents and waivers under this Agreement or any Transaction Document entered into by the Company pursuant to the terms set forth herein and therein, to make and receive payments on behalf of the Equityholders pursuant to the terms set forth herein, to take such other actions as authorized by this Agreement, including actions in connection with the determination of the final Total Merger Consideration and the Earnout Consideration, the defense and/or settlement of any indemnification claims of any Buyer Indemnified Party pursuant to Article 12, to take all actions authorized by the Escrow Agreement, including defending or settling any claims thereunder and releasing and transferring any of the Escrow Funds to Buyer in accordance with the terms set forth therein, and all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. The Company, the Evolent Entities and the Escrow Agent shall be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Equityholders. Neither the Representative nor any of its officers, directors, employees, agents or representatives shall have any liability to the Company, the Surviving Corporation, the Equityholders with respect to actions taken or omitted to be taken by the Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Representative’s gross negligence or willful misconduct. The Representative will at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Representative based upon any such direction. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative (for itself and its officers, directors, employees, agents and representatives) shall be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), and to full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of the Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims, from the Equityholders (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as Representative, or funds to be distributed to the Equityholders under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement)). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Equityholders as Total Merger Consideration pursuant to this Agreement at Closing or thereafter to satisfy such obligations (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). To the extent that the amount included as Representative Expenses exceeds such expenses, disbursements or advances, the Representative may retain such excess as a fee for the services it provides hereunder. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Equityholder for any purpose of U.S. federal or state law, including federal or state income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Equityholder.

(ii)Each of the Evolent Entities (on its behalf and on behalf of their Affiliates), Merger Sub and the Company acknowledges that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder and no claim shall be brought by or on behalf of any of Buyer or any other Evolent Entity (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) against the Representative with respect to this Agreement or the agreements or transactions contemplated hereby or any certificate, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” shall not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees), except to the extent the Representative is an Equityholder, and then only in the Representative’s capacity as an Equityholder.

11E.Employee Layoffs. For a period of ninety days after the Closing Date, neither Buyer nor the Surviving Corporation shall terminate employees of the Company or any of its Subsidiaries in such numbers as would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state, provincial or local law, regulation or ordinance (collectively, “WARN”). Buyer shall cause the Surviving Corporation to comply with any and all applicable notice or filing requirements under WARN. Buyer shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.

11F.Employee Benefits Matters.

(i)Buyer hereby agrees that, for at least one (1) year following the Closing Date, Buyer will provide or cause the Surviving Corporation or its Subsidiaries to provide to employees of the Company who continue to be employed by Buyer, the Surviving Corporation or its Subsidiaries following the Effective Time (the “Continuing Company Employees”) compensation and employee benefits (including bonus opportunity, but excluding any equity or equity-based plan, program or arrangement and excluding any vacation accrual or PTO policy) that are in the aggregate substantially comparable to the compensation and employee benefits (including bonus opportunity, but excluding any equity or equity-based plan, program or arrangement and excluding any vacation accrual or PTO policy) provided to such employees immediately prior to the date hereof. Buyer hereby agrees that, from and after the Closing Date, Buyer shall cause the Surviving Corporation to grant all Continuing Company Employees credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes and (ii) for purposes of vacation accrual under any benefit plan, program or arrangement established or maintained by or on behalf of the Surviving Corporation or any of its Subsidiaries in which the Continuing Company Employees are eligible to participate on or after the Closing Date (the “New Plans”) to the same extent such service was recognized under a similar Employee Benefit Plan in which the Continuing Company Employees were eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any plan that provides retiree welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan, (iii) operate to duplicate any benefits of a Continuing Company Employee with respect to the same period of service, (iv) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Buyer and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (v) apply for purposes of the Evolent Entities’ sabbatical program. In addition, Buyer hereby agrees that Buyer shall cause (i) the Surviving Corporation and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the same extent such conditions were not applicable under any Employee Benefit Plan, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Surviving Corporation or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan, to the extent permissible under applicable Legal Requirements.

(ii)In connection with and subject to the termination of the 401(k) Plan pursuant to Section 6M, the Company shall use commercially reasonable efforts to permit each Continuing Company Employee having an outstanding loan under such Continuing Company Employee’s account under the 401(k) Plan to rollover such outstanding loan along with such Continuing Company Employee’s account balance to Parent’s or its Affiliate’s 401(k) defined contribution plan. As soon as practicable following the Closing, Parent shall use commercially reasonable efforts to cause its or its Affiliate’s 401(k) defined contribution plan to accept, at the direction of any Continuing Company Employee, a qualified direct rollover of the participant account (including loans) maintained on behalf of such Continuing Company Employee to Parent’s or its Affiliate’s 401(k) defined contribution plan.

(iii)Nothing in this Agreement shall confer upon any employee of Company or Surviving Corporation or other service provider any right to continue in the employ or service of Company, Surviving Corporation, Buyer or any Affiliate thereof, or shall interfere with or restrict in any way the rights of Buyer, its Subsidiaries or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Company, Surviving Corporation or any of their Subsidiaries or Affiliates; or (ii) alter or limit the ability of Buyer, the Company, the Surviving Corporation or any of their Subsidiaries or Affiliates to amend, modify or terminate any Employee Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 11F shall create any third party beneficiary rights in any Company employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

11G.Provision Respecting Representation of the Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Winston & Strawn LLP may serve as counsel to each and any of the Representative, the Equityholders and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Winston & Strawn LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

11H.Expenses. Except as otherwise expressly provided by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Equityholders and the Company shall be paid by the Equityholders and the Company, and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Buyer and Merger Sub shall be paid by Buyer and Merger Sub. Notwithstanding anything contained herein to the contrary, the Representative shall reimburse the Surviving Corporation for fifty percent (50%) of any Retention Expenses actually paid by the Surviving Corporation within ten (10) Business Days of such payment.

11I.Certain Access Provisions.

(i)For a period of five (5) years after the Closing Date, Buyer shall preserve and retain, or cause the Surviving Corporation and its Subsidiaries to preserve and retain, all corporate, accounting, Tax, legal, auditing or other books and records of the Surviving Corporation and its Subsidiaries relating to the conduct of the business and operations of the Company and its Subsidiaries prior to the Closing Date.

(ii)After the Closing Date, Buyer shall cause the Surviving Corporation and its Subsidiaries to permit the Representative to have reasonable access to, and to inspect and copy, all materials referred to in Section 11I(i) to the extent necessary for a legitimate business purpose; provided that (a) such access does not unreasonably interfere with the normal operations of the Evolent Entities or its Subsidiaries, (b) such access shall occur in such a manner as Buyer reasonably determines to be appropriate to protect the confidentiality of such information, including, if reasonably necessary, by requiring the Representative to execute a commercially reasonable confidentiality agreement, (c) all requests for access shall be directed to the officers of Buyer or such other Person as Buyer may designate in writing from time to time, and (d) nothing herein shall require the Evolent Entities to provide access to, or to disclose any information to, the Representative if such access or disclosure would be in violation of applicable Legal Requirements.

11J.Distributions from the Escrow Agreement. Distributions of the Escrow Funds from the Escrow Account shall be made pursuant to the applicable provisions of the Escrow Agreement. Any amount distributable to the Equityholders in accordance with this Section 11J shall be released or disbursed to, or as directed by, the Representative, with such amounts, subject to Section 11D(i) hereof, being distributed as a portion of the Additional Merger Consideration to the Shareholders and Optionholders, in each case, as of immediately prior to the Effective Time (other than (x) shares of Company Capital Stock cancelled pursuant to Section 3A(iv) and (y) Dissenting Shares), with each such holder entitled to receive the Additional Per Share Merger Consideration payable for each share of Company Common Stock held by such holder immediately prior to the Effective Time and each share of Company Common Stock issuable upon exercise of any Option held by such holder immediately prior to the Effective Time. Any amounts payable to the Optionholders as Cash Consideration pursuant to this Section 11J shall be paid to the Company for further payment by the Company to such Optionholder through its payroll system on the first payroll date following the making of such payment to the Company.

11K.Tax Matters.

(i)Tax Returns

(a)The Company and each of its Subsidiaries, at their sole cost and expense, shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that are required to be filed (taking into account any extensions) on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company or its Subsidiaries, as applicable, with respect to such items, except as required by applicable Legal Requirements.

(b)Buyer, at its sole cost and expense, shall cause the Company and each of its Subsidiaries to prepare and timely file all Tax Returns of the Company and each of its Subsidiaries due after the Closing Date (the “Buyer Prepared Returns”) and, subject to the right to be indemnified for Tax Losses under Article 12 hereof, timely pay the Taxes due in connection with any Buyer Prepared Return. To the extent that a Buyer Prepared Return relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared, to the extent permitted by applicable Legal Requirements, on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable and permitted by Legal Requirements, the conventions provided in Section 11K(i)(d) and Section 11K(ii). At least thirty (30) days prior to the due date (or, if earlier, the intended filing date) of any Buyer Prepared Return that relates to income Taxes (and such shorter period as is reasonable with respect to any Buyer Prepared Return that does not relate to income Taxes, but in no event less than five (5) days prior to the due date (or, if earlier, the intended filing date) of such Buyer Prepared Return) for a Pre-Closing Tax Period or Straddle Period, Buyer shall provide a draft of such Tax Return to the Representative for the Representative’s review and comment. Buyer shall or shall cause the Company or applicable Subsidiary of the Company to incorporate any reasonable comments made by the Representative into the Tax Return actually filed.

(c)Buyer shall not, and shall not allow the Company or any of its Subsidiaries to, amend any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or agree to) any other Representative Tax Matter without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(d)With respect to certain Tax matters, the Representative and Buyer agree as follows:
I.To properly make (and have the Company and, as necessary, each of its Subsidiaries make) an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f) on the IRS Form 1120 for the tax year including the Closing Date.

II.That no election under Code Section 338(g) shall be made with respect to the acquisition of the shares of the Company Capital Stock contemplated by this Agreement.

III.To the extent permitted by applicable Legal Requirements, to treat (and have the Company and each Subsidiary of the Company treat) any Transaction Tax Deductions paid or accrued on or before the Closing Date as deductible in a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date).

IV.To treat all indemnification payments under this Agreement as adjustments to the Total Merger Consideration for all relevant Tax purposes.

V.To treat all interest and other earnings on the Escrow Funds as income of Buyer in accordance with the transition rule set forth in Proposed Treasury Regulation Section 1.468B-8(h)(2).

VI.To treat the Equity Consideration received by the Shareholders (and any Evolent Equity received as part of the Earnout Consideration) as being received in a transaction governed by Section 721 of the Code.

VII.To treat the payments to the holders of Company Common Stock under Sections 11J, 11K(vi) or 11K(vii) as payments of additional Merger Consideration, provided that the holders of Company Capital Stock and Buyer shall treat such payments as interest to the extent required under Code Section 483 or any other analogous provision of the Code or state or local Tax law, and to treat payments to the holder of the Options under Section 11J, 11K(vi) or 11K(vii) as payments of deductible “wages” or other compensation by the Company or the applicable Subsidiary in the year of the payment to the holder (or in the case of the payment under Section 11J, the year of the release from the account of the Escrow Agent).

Unless otherwise required by a determination of a Governmental Entity that is final (including the execution of an IRS Form 870-AD or successor form), Buyer shall prepare and file all Tax Returns (and cause the Company and each Subsidiary of the Company and each other applicable Affiliate to file all Tax Returns), including timely and properly making all agreed elections, consistently with the agreements set forth in this Section 11K(i)(d) and Buyer shall not take any position (and Buyer shall not allow the Company or any Subsidiary of the Company or any of its

other Affiliates to take any position) on any Tax Return during the course of any audit or other legal Proceedings with respect to any Taxes or Tax Returns (whether or not a Tax Contest) that is inconsistent with the agreements set forth in this Section 11K(i)(d).

(ii)Apportionment. To the extent permissible under applicable Legal Requirements, the parties agree to elect (and have the Company and each Subsidiary of the Company elect) to have each Tax year of the Company and each Subsidiary of the Company to end on the Closing Date and, if such election is not permitted or required in a jurisdiction with respect to a specific Tax such that the Company or any Subsidiary of the Company is required to file a Tax Return for a Straddle Period, to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (a) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (b), (1) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on (and including) the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (2) Transaction Tax Deductions incurred in a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date; and (3) any Taxes or items of income or gain attributable to a transaction engaged in on the Closing Date (but after the Closing) that is outside the Ordinary Course of Business and is not contemplated by the Transaction Documents shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date.

(iii)Cooperation. Buyer, the Company, and the Representative shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (ii) assist in any audit or other legal Proceeding with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries (whether or not a Tax Contest) for a Pre-Closing Tax Period or Straddle Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or of its Subsidiaries (including copies of Tax Returns and related work papers) for a Pre-Closing Tax Period or Straddle Period; (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax; and (v) reasonably cooperate to determine Buyer’s Tax basis in the Company Capital Stock as of the Effective Time.

(iv)Tax Contests.

(a)If any Governmental Entity issues to the Company or any Subsidiary of the Company (a) a notice of its intent to audit or conduct another legal Proceeding with respect to Taxes or Tax Returns of the Company or Subsidiary of the Company for any Pre-Closing Tax Period or Straddle Period or (b) a notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, Buyer shall notify the Representative of its receipt of such communication from the

Governmental Entity within ten (10) days of receipt; provided, however, that Buyer’s failure to so notify the Representative shall not limit any of the indemnification obligations of the Equityholders under Section 12A (except to the extent such failure materially prejudices the defense of such matter). The Company or applicable Subsidiary of the Company shall control any audit or other legal Proceeding in respect of any Taxes or Tax Returns of the Company or a Subsidiary of the Company (a “Tax Contest”); provided, however, (x) the Representative, at the Equityholders’ sole cost and expense, shall have the right to control any Tax Contest (including the settlement or resolution thereof) to the extent it relates to a Pre-Closing Tax Period; (y) the Representative, at the Equityholders’ sole cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to a Pre-Closing Tax Period or Straddle Period; and (z) Buyer shall not, and shall not allow the Company or any Subsidiary of the Company, to settle, resolve, or abandon a Tax Contest (whether or not the Representative controls or participates in such Tax Contest) for a Pre-Closing Tax Period or Straddle Period without the prior written consent of the Representative (such consent not to be unreasonably withheld, delayed, or conditioned).

(b)If the Representative elects to control a Tax Contest for a Pre-Closing Tax Period, (a) the Representative shall notify Buyer of such intent within ten (10) days of receiving notice of the Tax Contest; (b) Buyer shall promptly complete and execute, and promptly cause the Company, any Subsidiary of the Company, or other Buyer Indemnified Party to complete and execute, any powers of attorney or other documents that are necessary (or that the Representative reasonably requests) to allow the Representative to control such Tax Contest; (c) prior to the Representative notifying Buyer of its intent to take control, Buyer shall control, or cause the Company or applicable Subsidiary of the Company to control, such Tax Contest in good faith; and (d) while it controls a Tax Contest, the Representative shall (w) control such Tax Contest in good faith; (x) keep Buyer reasonably informed regarding the status of such Tax Contest; (y) allow Buyer, the Company, or any Subsidiary of the Company, at Buyer’s sole cost and expense, to participate in such Tax Contest; and (z) not settle, resolve, or abandon any such Tax Contest without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned).

(c)If the Representative elects to participate in a Tax Contest for a Pre-Closing Tax Period or Straddle Period, (A) the Representative shall notify Buyer of such intent; (B) Buyer shall control, or cause the Company or any Subsidiary to control, the Tax Contest in good faith; (C) Buyer shall take all actions (and cause the Company or applicable Subsidiaries of the Company) required to ensure that the Representative has the rights participate in the Tax Contest; and (D) Buyer shall not settle, resolve, or abandon any such Tax Contest without the prior written consent of the Representative (which shall not be unreasonably withheld, delayed, or conditioned).

(d)If the Representative does not control or participate in a Tax Contest (whether by election or otherwise) that relates to a Pre-Closing Tax Period or Straddle Period, (A) Buyer shall control, or cause the Company or applicable Subsidiary to control, such Tax Contest in good faith; and (B) Buyer shall keep the Representative reasonably informed regarding the status of such Tax Contest.

(v)Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the Merger or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by Buyer.

(vi)Tax Refunds.

(a)Except to the extent included in the computation of the Closing Net Working Capital or included in determining Closing Net Cash (in each case, as finally determined), all refunds of Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 11K(ii)) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be for the benefit of the Equityholders as directed by the Representative. To the extent that Buyer, the Company, or any Subsidiary of the Company receives a refund that is for the benefit of the holders of Company Capital Stock, Buyer shall pay to the Representative for distribution to the holders of Company Capital Stock the amount of such refund (and interest received from the Governmental Entity with respect to such refund), net of any reasonable out-of-pocket costs or expenses incurred by Buyer, the Company or any of its Subsidiaries in obtaining such refund or credit. The amount due to the holders of Company Capital Stock shall be payable ten (10) days after receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of credit or offset, ten (10) days after the filing of the Tax Return claiming such credit or offset). To the extent that Buyer, the Company, or any Subsidiary of the Company receives a refund that is for the benefit of the holders of Options, such amount shall be paid to the applicable holder of the Option by the Company through the payroll system on the first payroll date following ten (10) days after receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of credit or offset, the first payroll date following ten (10) days after the filing of the Tax Return claiming such credit or offset). Buyer shall, and shall cause its Affiliates to, take all actions reasonably requested (and all necessary actions incidental to any such request) by the Representative, to timely claim any refunds that will give rise to a payment under this Section 11K(vi). Such actions shall include, if and to the extent applicable, filing an IRS Form 4466 (and comparable form for state or local Tax purposes) to claim a refund for the overpayment of estimated Taxes as promptly as possible following the closing of the Tax year that includes the Closing Date. For the avoidance of doubt, the Representative hereby requests that Buyer file, or cause to be filed, an IRS Form 4466 with respect to the Company in accordance with the previous sentence.

(vii)Tax Benefits.

(a)To the extent that Buyer, the Company, any of their Subsidiaries or other Affiliates actually realizes any Tax Benefit (other than a Tax Benefit to the extent giving rise to a payment under Section 11K(vi) or, to the extent actually taken into account in determining Closing Net Cash, as finally determined, a Tax Benefit resulting in an actual reduction in Taxes payable with respect to the portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 11K(ii)) as a result of the Transaction Tax Deductions in any taxable year beginning on or before the date that is twenty-four (24) months following the Closing Date, the amount of such Tax Benefit shall be for the benefit of the holders of Company Capital Stock and Options (as directed by the Representative). To the extent that any of Buyer, the Company, or any Subsidiary of the Company or any of their Affiliates actually realizes a Tax Benefit that, pursuant to this Section 11K(vii), is for the benefit of the holders of Company Capital Stock, Buyer shall within ten (10) days of the filing of the Tax Return reflecting such Tax Benefit (or if in the form of a refund, receiving the refund from the applicable Governmental Entity), pay to the Representative for distribution to the holders of Company Capital Stock the amount of such Tax Benefit. To the extent that any of Buyer, the Company, or any Subsidiary of the Company or any of their Affiliates actually realizes a Tax Benefit that, pursuant to this Section 11K(vii), is for the benefit of the holders of Options, such amount shall be paid to the applicable holder of the Option by the Company through the payroll system on the first payroll date following ten (10) days after the filing of the Tax Return reflecting such Tax Benefit (or if in the form of a refund, receiving the refund from the applicable Governmental Entity).

(b)Within ten (10) days after Buyer files its U.S. federal income Tax Return for a taxable year beginning on or before the date that is twenty-four (24) months following the Closing Date, Buyer shall deliver to the Representative a certificate executed by an officer of Buyer setting forth the calculation of the Tax Benefits (including if it is zero dollars) that it realized with respect to any Transaction Tax Deductions for any taxable year ending on or prior to the date of filing such Tax Return (each, a “Tax Benefit Certificate”). Buyer will make available to the Representative and its representatives all documents that the Representative reasonably requests as part of its review of the Tax Benefit Certificate.

ARTICLE 12
INDEMNIFICATION

12A.Indemnification for Buyer Indemnified Parties. Subject to the terms, conditions and limitations provided herein, from and after the Closing, each of the Equityholders shall indemnify and hold harmless the Evolent Entities, Merger Sub, the Surviving Corporation and their respective officers, directors, employees, stockholders, representatives and agents (collectively, the “Buyer Indemnified Parties”) for, from and against any Losses, arising, directly or indirectly, from or in connection with:

(i)any breach of any representation or warranty made by the Company in this Agreement or any certificate delivered in connection with this Agreement, including any breach of any such representation or warranty alleged by a third party;

(ii)any breach of any covenant or agreement made by the Company herein;

(iii)any Tax Losses;

(iv)any incremental Losses (above the value of the Total Merger Consideration otherwise due to such Equityholder) related to a notice or demand by any Equityholder of such Equityholder’s intent to exercise appraisal rights under the DGCL, any exercise of appraisal rights by any Equityholder and all appraisal Proceedings in connection therewith (including reasonable attorneys’ fees and expenses and any other costs in connection therewith), and any payments required to be made by the Evolent Entities, Merger Sub or any Buyer Indemnified Party in connection with any such exercise of appraisal rights;

(v)any fees and expenses incurred in connection herewith by any Equityholder, any Indebtedness, Company Expenses and Representative Expenses; and

(vi)any other claims regarding the amount of Total Merger Consideration received by any Equityholders or the allocation of Total Merger Consideration among the Equityholders, or any other claims regarding the amount of Total Merger Consideration received (or the absence of any Total Merger Consideration received) by any Person purporting to hold any equity interest or option, warrant or right to acquire any equity interest in the Company as of the Effective Time.

12B.Indemnification for the Benefit of the Equityholder Indemnified Parties. Subject to the terms, conditions and limitations provided herein, from and after the Closing, Buyer shall indemnify the Equityholders and their officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) for Losses incurred by the Equityholder Indemnified Parties arising, directly or indirectly, from or in connection with:

(i)any breach of any representation or warranty made by the Evolent Entities and Merger Sub in this Agreement or any certificate delivered in connection with this Agreement, including any breach of any such representation or warranty alleged by a third party; and

(ii)any breach of any covenant made by Evolent Entities or Merger Sub herein.

12C.Limitations and Qualifications on Indemnification of Buyer Indemnified Parties. Notwithstanding anything to the contrary contained in this Agreement, the right of the Buyer Indemnified Parties to be indemnified, held harmless and reimbursed pursuant to Section 12A is subject to the following limitations and qualifications:

(i)The Buyer Indemnified Parties shall not be indemnified under Section 12A(i) above unless and until the aggregate amount of indemnifiable Losses suffered by the Buyer Indemnified Parties on a cumulative basis exceeds an amount equal to $1,100,000 (the “Deductible”), at which time Buyer Indemnified Parties shall be entitled to recover only such Losses which exceed the Deductible.

(ii)The Buyer Indemnified Parties shall not be indemnified under Section 12A(i) for any Losses with respect to any individual claim (or series of related or similar claims) unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of related or similar claims) exceeds an amount equal to $25,000 (the “Mini-Basket”) (it being understood that any such claim (or series of related or similar claims) for amounts less than the Mini-Basket shall be ignored in determining whether the Deductible has been met and any claim (or series of related or similar claims) in excess of the Mini-Basket shall include the Mini-Basket from dollar one and be included for purposes of determining whether the Deductible has been exceeded).

(iii)The maximum amount of Losses that may be recovered by the Buyer Indemnified Parties under Section 12A will be an amount equal to the Escrow Funds (the “Cap”).

(iv)The limitations set forth in clause (i) and (ii) of this Section 12C shall not apply to breaches of Fundamental Representations or breaches of any representations or warranties in Section 7H (Tax Matters), or claims for indemnification pursuant to Sections 12A(ii) through 12A(vi).

(v)Subject to any applicable limitation set forth herein, nothing contained herein (including Section 12C(i), Section 12C(ii) and Section 12E(i)) shall limit or restrict any Buyer Indemnified Party’s right to maintain or recover any amounts in connection with any action or claim based upon any fraud.

(vi)All obligations of the Equityholders to indemnify and hold harmless Buyer Indemnified Parties under this Article 12 (subject to the limitations elsewhere in this Article 12) shall be satisfied solely from the Escrow Account and at such time that the Escrow Funds are depleted or otherwise released pursuant to the terms hereof and the Escrow Agreement, the Equityholders shall have no indemnity obligations hereunder (absent fraud). Notwithstanding anything herein to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article 12, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Evolent Entities to make claims under or recover under the R&W Policy.

12D.Limitations and Qualifications on Indemnification of Equityholder Indemnified Parties. Notwithstanding anything to the contrary contained in this Agreement, the right of the Equityholder Indemnified Parties to be indemnified, held harmless and reimbursed pursuant to Section 12B(i) is subject to the following limitations and qualifications:

(i)The Equityholder Indemnified Parties shall not be indemnified under Section 12B(i) above unless and until the aggregate amount of indemnifiable Losses suffered by the Equityholder Indemnified Parties on a cumulative basis exceeds an amount equal to the Deductible, at which time Equityholder Indemnified Parties shall be entitled to recover only such Losses which exceed the Deductible.

(ii)The maximum amount of Losses that may be recovered by the Equityholder Indemnified Parties under Section 12B will be the Cap.

(iii)Nothing contained herein (including Section 12D(i), Section 12D(ii) and Section 12E(ii)) shall limit or restrict the Representative, on behalf of the Equityholder Indemnified Parties, to maintain or recover any amounts in connection with any action or claim based upon any fraud.

12E.Time Limitations.

(i)All of the representations and warranties set forth in this Agreement and the covenants and agreements of any party set forth in this Agreement shall survive the Closing; provided, however, the Buyer Indemnified Parties shall have no right to recover any amounts under Section 12A, unless on or before the date that is twelve (12) months following the Closing Date, a Buyer Indemnified Party notifies the Representative in writing of a claim or breach under Section 12A in the manner set forth in this Article 12.

(ii)All of the representations and warranties set forth in this Agreement and the covenants and agreements of any party set forth in this Agreement shall survive the Closing; provided, however, the Equityholder Indemnified Parties shall have no right to recover any amounts under Section 12B, unless on or before the date that is twelve (12) months following the Closing Date, the Representative notifies Buyer in writing of a claim or breach under Section 12B in the manner set forth in this Article 12.

12F.Defense of Third Party Claims.

(i)If a third party notifies any Buyer Indemnified Party or Equityholder Indemnified Party (an “Indemnitee”) of any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other party under this Article 12, then the Indemnitee shall notify the Representative (in the case of Buyer Indemnified Parties seeking indemnification) or Buyer (in the case of an Equityholder Indemnified Party seeking indemnification) (each, for purposes of this Article 12, an “Indemnity Administrator”) of the Third Party Claim in writing promptly, and in any event within thirty (30) days, after receiving written notice of such Third Party Claim, describing the claim in detail, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnity Administrator shall not limit the indemnification obligations under this Agreement.

(ii)Any Indemnity Administrator shall be entitled to participate in the defense of such Third Party Claim at such Indemnity Administrator’s expense, and at its option shall be entitled to assume, and thereafter conduct, the defense of such Third Party Claim with counsel of its choice that is reasonably acceptable to the Indemnitee. If the Indemnity Administrator assumes the defense of a Third Party Claim, such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification and the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense. If the Indemnity Administrator assumes the defense of any Proceeding, then the Indemnitee shall reasonably cooperate with the Indemnity Administrator in such defense and make available to the Indemnity Administrator, at the Indemnity Administrator’s expense, all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnity Administrator. The Indemnity Administrator shall not, without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed), consent to the entry of any judgment, enter into any settlement or compromise or otherwise acknowledge or admit the validity of any claim or liability unless such entry of judgment, settlement, compromise acknowledgement or admission (i) results in no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person, (ii) includes as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim and (iii) the sole relief provided is limited to monetary damages that are paid in full by the Indemnity Administrator.

(iii)If the Indemnity Administrator does not assume control of the defense of such claim within thirty (30) days following the Indemnity Administrator’s receipt of notice of such action or claim in accordance with the foregoing provisions, the Indemnitee shall have the right to defend such claim in such manner as it may deem appropriate; provided that the Indemnitee shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the Indemnity Administrator (not to be unreasonably withheld or delayed) unless there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person and the sole relief provided is monetary damages.

(iv)Each of the Indemnitee and Indemnity Administrator will (i) keep the other party fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) reasonably cooperate and assist each other and their respective counsel in good faith in the review, investigation and defense of any such claim as they may reasonably require of each other, including, but not limited to, making available their respective personnel, and providing such testimony and access to its books and records in connection therewith, in order to ensure the proper and adequate defense of any Third Party Claim.

(v)To the extent that there is an inconsistency between this Section 12F and Section 11K(iv) as it relates to a Tax Contest or any other matters relating to Taxes, the provisions of Section 11K(iv) shall govern.

(vi)Notwithstanding the foregoing, if (i) an Indemnitee reasonably determines that it is likely that a Third Party Claim may adversely affect it or its Affiliates in any material respect other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, (ii) the Indemnity Administrator is also a Person against whom the Third Party Claim is made and the Indemnitee reasonably determines that joint representation would be inappropriate, (iii) the Indemnity Administrator fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim, (iv) the Third Party Claim involves a Material Customer or Material Provider, or (v) the aggregate amount of potential Losses relating to such Third Party Claim could, in the reasonable opinion of the Indemnitee, exceed the then-unused portion of the Cap (in the event that the limitation of the Cap applies to such Third Party Claim), the Indemnitee may, by notice to the Indemnity Administrator, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnity Administrator will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

(vii)If the Indemnity Administrator undertakes the defense of a Third Party Claim, then the Indemnitee may retain separate co-counsel at its sole cost and expense but shall not be entitled to any reimbursement with respect thereto; provided, however, that if, in the reasonable opinion of counsel to the Indemnitee, (i) there are legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitee or (ii) there exists a conflict of interest between the Indemnitee and the indemnifying party that cannot be waived, the indemnifying party shall be liable for (as Losses hereunder) the reasonable and documented fees and expenses of one separate counsel to the Indemnitee.

12G.Direct Losses. If, after the Closing, Indemnitee incurs a Loss for which it is entitled to indemnification, other than as a result of a Third Party Claim, Indemnitee shall provide written notice of such direct Losses to the Indemnity Administrator within the applicable time limits set forth in Section 12E. The notice shall describe the claim or matter in reasonable detail (to the extent known), including the amount of such Losses (estimated if appropriate) that have been or may be sustained by the Indemnitee, and the method of computation thereof, and contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If the Indemnity Administrator does not agree to the amount of Losses claimed by the Indemnitee and the parties are not able to resolve such matter, then Indemnitee shall be entitled to submit such indemnification claim to any court or authority of competent jurisdiction described in Section 13L for determination of the amount of Losses, subject to the limitations set forth in this Agreement.

12H.Determination of Loss Amount.

(i)The amount of any Loss subject to indemnification under Section 12A or Section 12B shall be calculated net of (a) any insurance proceeds actually received covering any of the Loss (excluding the R&W Policy) that is the subject to the claim for indemnity, less any costs incurred in recovering such proceeds, (b) any amounts recovered from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), less any costs, and (c) any Tax Benefits actually realized by the party being indemnified on account of such Loss in the Tax year in which such Loss was incurred (or the immediately succeeding Tax year). In the event that an insurance or other recovery is received by any Indemnitee or a Tax Benefit is realized by an Indemnitee, in each case with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the amount of the insurance or other recovery or Tax

Benefit, less any costs incurred in recovering such amounts, shall be made promptly to the Indemnity Administrator that made or directed such indemnification payments to such Indemnitee.

(ii)For purposes of this Article 12 and for determining (a) whether a breach or inaccuracy of any representation or warranty in this Agreement, and (b) the amount of Losses arising out of, relating to or resulting from a breach of or inaccuracy in any representation or warranty of the Company in this Agreement, all “Company Material Adverse Effect”, “in all material respects”, “Buyer Material Adverse Effect” and other materiality qualifications (other than to the extent such qualifications are used in Section 7E(i), the first sentence of Section 7E(iii), Section 7F(i) or the definitions of Company Material Contracts, Material Customers or Material Providers) (collectively, “Materiality Qualifiers”) shall be ignored and each such representation and warranty shall be read and interpreted without regard to any Materiality Qualifier.

(iii)The Buyer Indemnified Parties shall not be entitled to recover any Losses to the extent accounted for in the determination of the Closing Statement or the Closing Balance Sheet, as finally determined hereunder, or the calculation of the Closing Net Working Capital and Closing Net Cash, as finally determined hereunder.

(iv)The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

12I.Exclusive Remedy; Escrow Account.

(i)Except for the right of a party hereto to pursue specific performance pursuant to Section 13R (and without limitation of any such right) or for a claim for Losses described in Section 12C(v) or Section 12D(iii), the parties acknowledge and agree that, after the Closing, the indemnification provisions in this Article 12 and the R&W Policy shall be the sole and exclusive remedy of the parties hereto, the Surviving Corporation and their respective Affiliates against each other with respect to any claim related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the parties of their respective obligations hereunder or the transactions contemplated hereby; provided, however, that nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement entered at Closing (other than the Escrow Agreement, the remedies under which will be governed by the terms hereof and thereof) to obtain Losses or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person pursuant to the terms thereof. For the avoidance of doubt, none of the limitations and restrictions (including time for asserting claims) on indemnification set forth in this Article 12 shall affect the rights of Buyer Indemnified Parties to make claims under the R&W Policy, which rights shall be governed solely thereby.

(ii)On the date that is twelve (12) months following the Closing, to the extent any funds remain in the Escrow Account and there is no notice of a claim from any Buyer Indemnified Party which was timely delivered under Sections 12F or 12G which claim has not yet been resolved, then title to any funds remaining in the Escrow Account shall automatically transfer to the Representative (for the benefit of the Equityholders) and Buyer and the Representative shall jointly instruct the Escrow Agent in writing to release all remaining funds to, or at the direction of, the Representative for credit to the Equityholders.

12J.R&W Policy. The Evolent Entities covenant and agree that the R&W Policy will, except for a claim for Losses described in Section 12C(v), expressly exclude any right of subrogation absent fraud against the Equityholders under this Agreement. Each of the parties shall reasonably cooperate with the other and the R&W Insurer, and with the terms and requirements of the R&W Policy, with respect to resolving any claim or Loss with respect to which one party is obligated to indemnify the other party hereunder. Following the date hereof, Buyer shall not amend, terminate or otherwise modify the R&W Policy in a manner that would adversely modify the coverage thereunder. Nothing in this Section 12J shall preclude the Buyer from entering into a reasonable settlement with the R&W Insurer of a disputed claim for coverage under the R&W Policy.

ARTICLE 13
MISCELLANEOUS

13A.Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided that (i) any amendment shall be binding only if such amendment is set forth in a writing executed by the Representative, the Company, Buyer and, prior to the Effective Time, Merger Sub and (ii) any waiver of any provision of this Agreement shall be effective against the Representative, the Company, Buyer, or, prior to the Closing, Merger Sub only if set forth in a writing executed by such Person; provided further that, from and after the Necessary Stockholder Approval has been obtained and prior to the Effective Time, any such amendment or waiver that, in accordance with the DGCL, requires consent of the Company’s stockholders shall be effective only to the extent the Necessary Stockholder Approval has been obtained for such amendment or waiver (with it being understood and agreed that, to the maximum extent permitted under the DGCL, any amendment or waiver of this Agreement shall be effective without the requirement that the Necessary Stockholder Approval for such amendment or waiver be obtained). No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

13B.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date delivered, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date delivered, (iv) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (v) if delivered by e-mail, provided the relevant computer record indicates a full and successful transmission or no failure message is generated (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to the Company, the Representative or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company (prior to the Effective Time):

NCIS Holdings, Inc.
c/o Water Street Healthcare Partners, LLC
444 West Lake Street, Suite 1800
Chicago, IL 60606
Attention: Ned H. Villers and Maxwell Mishkin
Facsimile: (312) 506-2901
E-mail: Ned.Villers@waterstreet.com; Max.Mishkin@waterstreet.com with a copy to (which shall not constitute notice):

Water Street Healthcare Partners, LLC
444 West Lake Street, Suite 1800
Chicago, IL 60606
Attention: Ned H. Villers and Maxwell Mishkin
Facsimile: (312) 506-2901
E-mail: Ned.Villers@waterstreet.com; Max.Mishkin@waterstreet.com with an additional copy to (which shall not constitute notice):

Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601-9703 Attention: Matthew F. Bergmann Facsimile: (312) 558-5700 E-mail: MBergman@winston.com
Notices to the Representative:

New Century Investment, LLC
c/o Water Street Healthcare Partners, LLC
444 West Lake Street, Suite 1800
Chicago, IL 60606
Attention: Ned H. Villers and Maxwell Mishkin
Facsimile: (312) 506-2901
E-mail: Ned.Villers@waterstreet.com; Max.Mishkin@waterstreet.com with a copy to (which shall not constitute notice):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601-9703
Attention: Matthew F. Bergmann
Facsimile: (312) 558-5700
E-mail: MBergman@winston.com

Notices to the Evolent Entities, Merger Sub and/or the Surviving Corporation:
c/o Evolent Health, Inc. 800 N. Glebe Road, Suite 500 Arlington, Virginia 22203 Attention: Jonathan Weinberg, General Counsel Email: jweinberg@evolenthealth.com with a copy to (which shall not constitute notice): Bass, Berry & Sims PLC 150 Third Ave. South, Suite 2800 Nashville, Tennessee 37201 Attention: Angela Humphreys Email: ahumphreys@bassberry.com

13C.Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) without the prior written consent of (i) prior to the Closing, the Company and Buyer and (ii) from and after the Closing, the Surviving Corporation and the Representative; provided, however, that the Evolent Entities and Merger Sub may assign, without the prior written consent of any other party hereto (whereupon the Evolent Entities and Merger Sub shall provide written notice thereof to the Company and the Representative), (a) any of its rights, benefits or obligations under this Agreement to an Affiliate, and (b) any of its rights or benefits under this Agreement to Buyer’s debt financing sources for collateral security purposes; provided, however, that, in each case, no such assignment shall relieve the Evolent Entities and Merger Sub of their obligations under this Agreement.

13D.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

13E.No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the Evolent Entities, Merger Sub, the Company and the Representative confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

13F.Captions. The captions used in this Agreement and descriptions of the Company Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Company Disclosure Letter had been used in this Agreement.

13G.Complete Agreement. This Agreement, together with the Confidentiality Agreement, the Escrow Agreement, the Option Cancellation Agreements and any other agreements referred to herein or therein executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.

13H.Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any of the Company or its Subsidiaries. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the Ordinary Course of Business for purposes of this Agreement.

13I.[Reserved.]

13J.Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted (including .pdf) signature pages), each of which shall be deemed an original and all of which when taken together shall constitute one and the same Agreement.

13K.Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts or choice of law provisions. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT APPLY TO DISPUTES BETWEEN THE R&W INSURER AND THE INSUREDS UNDER THE R&W POLICY OVER THE EXISTENCE OR EXTENT OF COVERAGE UNDER THE R&W POLICY.

13L.CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 4G AND EXHIBIT Q (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13B OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT APPLY TO DISPUTES BETWEEN THE R&W INSURER AND THE INSUREDS UNDER THE R&W POLICY OVER THE EXISTENCE OR EXTENT OF COVERAGE UNDER THE R&W POLICY.

13M.WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT APPLY TO DISPUTES BETWEEN THE R&W INSURER AND THE INSUREDS UNDER THE R&W POLICY OVER THE EXISTENCE OR EXTENT OF COVERAGE UNDER THE R&W POLICY.

13N.Payments under Agreement. Each party agrees that all amounts required to be paid in cash hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (other than withholding tax obligations required to be withheld by law), on the dates required hereby (with time being of the essence).

13O.Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (including the Equityholders following the Closing and after delivery of Letters of Transmittal and Option Cancellation Agreements) or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of the Equityholders, the Equityholder Parties, the Representative (including any successor thereto), the Seller Group, the officers and directors of the Company and/or its Subsidiaries and Persons to which Company Expenses and Representative Expenses are owed, as applicable (including Section 3B, Section 4C, Section 11B, Section 11C, Section 11D, Section 11E, Section 11G, and this Section 13O), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons. The parties hereto further agree that the rights of third party beneficiaries shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

13P.Obligations of Buyer and the Company. Whenever this Agreement requires a Subsidiary of the Evolent Entities (including Merger Sub or, after the Effective Time, the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

13Q.No Partnership Created. Nothing in this Agreement (including Section 6A hereof) is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its and its Subsidiaries’ operations. Furthermore, in no event shall this Agreement be deemed to create a partnership or joint venture between the Company or any of its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Company or any of its Affiliates to Buyer or any of its Affiliates.

13R.Specific Performance. Each party acknowledges and agrees that the other party(ies) would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms, and that any breach of this Agreement could not be adequately compensated by monetary damages. Accordingly, each party agrees that, in addition to any other right or remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

COMPANY: NCIS HOLDINGS, INC.
By: ______________________________________ Name: Title:
PARENT: EVOLENT HEALTH, INC.
By: ______________________________________ Name: Title:
BUYER: EVOLENT HEALTH LLC
By: ______________________________________ Name: Title:
MERGER SUB: ELEMENT MERGER SUB, INC.
By: ______________________________________ Name: Title:

REPRESENTATIVE:
(solely in its capacity as the Representative)

NEW CENTURY INVESTMENT, LLC
By: ______________________________________ Name: Title:

EXHIBIT A

“401(k) Plan” shall have the meaning set forth in Section 6M.

“Accounting Firm” shall have the meaning set forth in Section 4G(ii).

“Additional Merger Consideration” means, as of any date of determination, the sum of (i) the portion of the Escrow Funds, if any, paid or payable, or issued or issuable, as applicable, to holders of Company Common Stock and Optionholders (in each case, in their capacity as such), plus (ii) any Excess Amount paid or payable, or issued or issuable, as applicable, to holders of Company Common Stock and Optionholders (in each case, in their capacity as such), plus (iii) the Earnout Consideration, if any, payable or issuable to holders of Company Common Stock and Optionholders (in each case, in their capacity as such).

“Additional Per Share Merger Consideration” means, as of any date of determination, the quotient determined by dividing (i) the Additional Merger Consideration, by (ii) the Aggregate Fully-Diluted Shares.

“Adjustment Calculation Time” means 11:59 p.m. (Central time) on the day immediately prior to the Closing Date; provided, however, that for purposes of determining the unpaid income Taxes of the Company or any of its Subsidiaries for all Pre-Closing Tax Periods and the pre-Closing portion of all Straddle Periods for purposes of the definition of “Indebtedness”, “Adjustment Calculation Time” means 11:59 p.m. (Central time) on the Closing Date.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Affiliated Group” means any group that has elected to file as a consolidated group under Section 1504 of the Code or a similar provision of state or local law.

“Aggregate Fully-Diluted Shares” means, as of any date of determination, the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Options issued and outstanding as of immediately prior to the Effective Time and in respect of which an Option Cancellation Agreement has been delivered (without giving effect to any cancellation thereof effected by any Option Cancellation Agreement).

“Aggregate Option Exercise Price” means the sum of the cash exercise prices payable upon exercise in full of all vested Options issued and outstanding as of immediately prior to the Effective Time and in respect of which an Option Cancellation Agreement has been delivered (without giving effect to any cancellation thereof effected by any Option Cancellation Agreement or pursuant to the terms of this Agreement).

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Equityholder Consideration” means an amount of cash equal to the value of the Equity Consideration that a Non-Conforming Equityholder would have been entitled to receive as Preferred Per Share Merger Consideration, Closing Common Per Share Merger Consideration, Additional Per Share Merger Consideration and Closing Option Per Share Merger Consideration, as applicable, but for the failure of such Non-Conforming Equityholder to deliver to the Company prior to Closing the Requisite Equityholder Documents; provided, however, that for purposes of assigning a value attributable to the Evolent Equity that would have been issued to such Non-Conforming Equityholder, each Class B Common Unit and Class B Share shall be valued in the aggregate at $24.79.

“Alternative Escrow Deposit” means an amount of cash equal to the Non-Conforming Equityholders pro rata share of the Indemnity Escrow Deposit Amount.

“ASO Receivable” shall have the meaning set forth on Exhibit H attached hereto.

[Exhibit A to Agreement and Plan of Merger]

“Audited Financial Statements” shall have the meaning set forth in Section 7E(i).

“Award Agreement” shall have the meaning set forth in Section 6N.

“BA Agreements” shall have the meaning set forth in Section 7K(ii).

“Bonus Recipient” shall have the meaning set forth in Section 6N.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Chicago, Illinois are closed for business as a result of federal, state or local holiday.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12A.

“Buyer Material Adverse Effect” means a material adverse effect on, or any event that is reasonably likely to result in a material adverse effect on, the business, assets, liabilities, financial condition or operating results of the Evolent Entities and their Subsidiaries taken as a whole; provided that none of the following, either alone or taken together, shall constitute or be taken into account in determining whether there has been a Buyer Material Adverse Effect: (i) changes in or effects arising from or relating to general business or economic conditions affecting the industry in which the Evolent Entities and their Subsidiaries operate, (ii) changes in or effects arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in or effects arising from or relating to financial, banking, or securities markets (including (x) any disruption of any of the foregoing markets, and (y) any decline in the price of any security or any market index), (iv) changes in, or effects arising from or relating to changes in, GAAP, (v) changes in, or effects arising from or relating to changes in Legal Requirements, (vi) any seasonal fluctuations in the business, and (vii) any failure to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Company or its representatives); provided, that the underlying cause of such failure to achieve may be taken into account, unless, in each of clauses (i), (ii), (iii), (iv), (v) and (vi) above, such adverse effect has a disproportionate impact on the Evolent Entities and their Subsidiaries (taken as a whole) as compared to other participants in the industry in which Evolent Entities and their Subsidiaries participate.

“Buyer Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Buyer, dated June 4, 2015, as amended.

“Buyer Prepared Returns” shall have the meaning set forth in Section 11K(i)(b).

“Cap” shall have the meaning set forth in Section 12C(iii).

“Cash” means all cash and cash equivalents of the Company and its Subsidiaries, net of outstanding checks, inclusive of deposits in transit, and excluding any restricted cash, determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements. For the avoidance of doubt, to the extent there is an inconsistency between GAAP and the principles applied in the preparation of the Audited Financial Statements, GAAP shall apply.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Company Capital Stock.

“Certificate of Merger” shall have the meaning set forth in Section 1B.

[Exhibit A to Agreement and Plan of Merger]

“Class B Common Units” means Class B common units of Buyer, as defined in the Buyer Operating Agreement.

“Class B Shares” means shares of Class B common stock, par value $0.01 per share, of Parent.

“Closing” shall have the meaning set forth in Section 4A.

“Closing Balance Sheet” shall have the meaning set forth in Section 4G(i).

“Closing Common Per Share Merger Consideration” means, in respect of each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, a portion of the Closing Common Stock Merger Consideration determined by dividing (i) the sum of (a) the Closing Common Stock Merger Consideration plus (b) the Aggregate Option Exercise Price, by (ii) the Aggregate Fully-Diluted Shares.

“Closing Common Stock Merger Consideration” means an amount equal to (i) the Closing Merger Consideration, minus (ii) the Preferred Stock Merger Consideration; provided, however, that for purposes of assigning a value attributable to the Evolent Equity to be issued by the Evolent Entities as part of the Closing Merger Consideration, each Class B Common Unit and Class B Share shall be valued in the aggregate at $24.79.

“Closing Date” shall have the meaning set forth in Section 4A.

“Closing IBNR Liability” means the Closing Point Estimate IBNR plus the Closing Margin for Adverse Development of claims for the Surviving Corporation and its Subsidiaries.

“Closing Margin for Adverse Development” means 8% of the Closing Point Estimate IBNR.

“Closing Merger Consideration” means the Merger Consideration, plus Closing Net Cash (which may be a negative number), minus the Indemnity Escrow Deposit Amount, minus the Representative Expenses, plus if the Closing Net Working Capital is greater than negative $7,500,000 (the “Upper Collar Amount”), the amount, if any, by which the Closing Net Working Capital is greater than the Upper Collar Amount, minus if the Closing Net Working Capital is less than negative $9,500,000 (the “Lower Collar Amount”), the amount, if any, by which the Closing Net Working Capital is less than the Lower Collar Amount. Any adjustments to the Total Merger Consideration shall be made to the Cash Consideration. A sample calculation of the Closing Merger Consideration as of June 30, 2018, that is derived in accordance with GAAP as modified by the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Sample Calculation of Net Working Capital, is attached hereto as Exhibit I (the “Sample Calculation of Closing Merger Consideration”).

“Closing Merger Consideration Schedule” shall have the meaning set forth in Section 4B.

“Closing Net Cash” means Net Cash as of the Adjustment Calculation Time; provided that amounts for the liabilities to be included in the calculation of Net Cash shall be determined as reflected in information provided by the obligee (or agents of the obligee) thereof (whether in the form of invoices or statement balances) or in accordance with the terms of the agreement relating to such liabilities.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Option Merger Consideration” shall have the meaning set forth in Section 4C(i)(c).

“Closing Option Per Share Merger Consideration” means, in respect of each share of Company Common Stock issuable upon exercise of any Option issued and outstanding as of immediately prior to the Effective Time, the excess of (i) the Closing Common Per Share Merger Consideration over (ii) the cash exercise price payable to acquire such share of Company Common Stock issuable upon exercise of such Option.

[Exhibit A to Agreement and Plan of Merger]

“Closing Point Estimate IBNR” means the incurred but not reported claims payable utilizing claim payment information through the latest month available, calculated utilizing sound actuarial principles and practices.

“Closing Statement” shall have the meaning set forth in Section 4G(i).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Capital Stock” shall have the meaning set forth in the recitals.

“Company Closing Statement” shall have the meaning set forth in Section 4B.

“Company Common Stock” shall have the meaning set forth in the recitals.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof.

“Company Expenses” means the aggregate fees and expenses of the Company and its Subsidiaries, to the extent such fees and expenses are on account of services provided by any third party to the Company or any of its Subsidiaries at or prior to the Effective Time and remain unpaid as of immediately prior to the Closing, in each case, in connection with the transactions contemplated hereby, including the aggregate fees and expenses of the Company and its Subsidiaries to (i) Leerink Partners LLC for investment banking services for the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, (ii) Water Street Healthcare Partners, LLC for advisory services under that certain Management Services Agreement, dated as of September 15, 2010, by and between NCH Management Systems, Inc. and Water Street Healthcare Partners, LLC, as amended, (iii) Winston & Strawn LLP, Groom Law Group and other legal counsel for legal services to the Company and its Subsidiaries, (iv) PricewaterhouseCoopers for accounting services to the Company and its Subsidiaries, and (v) the amounts due and payable prior to, on or within thirty (30) days after the Closing Date under the Transaction Bonus Agreements (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed with respect to such amounts), in each case for clauses (i) through (v) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Effective Time) and to the extent related to the transactions contemplated hereby; provided that, for the avoidance of doubt, in no event shall “Company Expenses” be deemed to include (A) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby (including any fees payable to any financing institution or the Company’s accountants on behalf of Buyer or its Affiliates), and (B) any other amounts payable after the Closing Date under the Transaction Bonus Agreements (any such amounts payable under this clause (B), the “Retention Expenses”). In addition, “Company Expenses” shall include the first $500,000 of costs and expenses associated with the procurement of the R&W Policy by the Evolent Entities.

“Company Intellectual Property” means all Intellectual Property Rights used or held for use by the Company and its Subsidiaries, including all Company-Owned Intellectual Property and IP Licenses.

“Company-Owned Intellectual Property” means all Intellectual Property Rights (including the Company-Owned Software) owned or purported to be owned by the Company or one of its Subsidiaries.

“Company IP Protection Agreements” shall have the meaning set forth in Section 7J(v).

[Exhibit A to Agreement and Plan of Merger]

“Company Material Adverse Effect” means a material adverse effect on, or any event that is reasonably likely to result in a material adverse effect on, the business, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries taken as a whole; provided that none of the following, either alone or taken together, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in or effects arising from or relating to general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) changes in or effects arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in or effects arising from or relating to financial, banking, or securities markets (including (x) any disruption of any of the foregoing markets, and (y) any decline in the price of any security or any market index), (iv) changes in, or effects arising from or relating to changes in, GAAP, (v) changes in, or effects arising from or relating to changes in Legal Requirements, (vi) any seasonal fluctuations in the business, and (vii) any failure to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Buyer or its Affiliates or representatives); provided that the underlying cause of such failure to achieve may be taken into account, unless, in each of clauses (i), (ii), (iii), (iv), (v) and (vi) above, such adverse effect has a disproportionate impact on the Company and its Subsidiaries (taken as a whole) as compared to other participants in the industry in which Company and its Subsidiaries participate.

“Company Material Contracts” shall have the meaning set forth in Section 7I.

“Company Preferred Stock” shall have the meaning set forth in the recitals.

“Company-Owned Software” means all Software owned or purported to be owned by the Company or one of its Subsidiaries.

“Constituent Corporations” shall have the meaning set forth in the preamble.

“Continuing Company Employees” shall have the meaning set forth in Section 11F.

“Covered Person” and “Covered Persons” shall have the meaning set forth in Section 11B(i).

“Credit Agreement” means that certain Credit Agreement, dated as of July 26, 2017, by and among the lenders from time to time party thereto (the “Lenders”), Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders, the Company and NCH Management Systems, Inc.

“Data Subjects” shall have the meaning set forth in Section 7K(i).

“Deductible” shall have the meaning set forth in Section 12C.

“Designated Contacts” shall have the meaning set forth in Section 6A.

“DGCL” means the Delaware General Corporation Law.

“Disclosing Party” shall have the meaning set forth in Section 6J.

“Dissenting Shares” shall have the meaning set forth in Section 3B.

“Effective Time” shall have the meaning set forth in Section 1B.

“Employee Benefit Plan” means all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or

[Exhibit A to Agreement and Plan of Merger]

retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company, or any of its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries otherwise has any liability or has any present or future obligations (including by reason of having an ERISA Affiliate).

“Environmental Laws” means all federal, state, provincial and local statutes, regulations, and ordinances having the force or effect of law, all judicial and administrative orders and determinations, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls, that were enacted prior to the Closing Date and as they are in effect on the Closing Date.

“Equityholders” means collectively, the Optionholders and Shareholders.

“Equityholder Indemnified Parties” shall have the meaning set forth in Section 12B.

“Equityholder Parties” means the Equityholders, any Affiliate of any Equityholder and their respective officers, directors, employees, partners, members, agents, attorneys, representatives, successors or permitted assigns.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any Subsidiary for purposes of Section 414 of the Code.

“Escrow Account” shall have the meaning set forth in Section 4D.

“Escrow Agent” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 4D.

“Escrow Funds” shall have the meaning set forth in Section 4D.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 4B.

“Estimated Closing Merger Consideration” shall have the meaning set forth in Section 4B.

“Estimated Closing Net Cash” means Closing Net Cash, as estimated by the Company and delivered to Buyer prior to Closing.

“Estimated Closing Net Working Capital” means Closing Net Working Capital, as estimated by the Company and delivered to Buyer prior to Closing.

“Evolent Entities” shall have the meaning set forth in the preamble.

“Evolent Equity” means, collectively, the Class B Common Units and Class B Shares.

“Excess Amount” shall have the meaning set forth in Section 4G(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

[Exhibit A to Agreement and Plan of Merger]

“Exchange Fund” shall have the meaning set forth in Section 4C(i)(b).

“FCPA” shall have the meaning set forth in Section 7AA.

“Final Closing Merger Consideration” shall have the meaning set forth in Section 4G(iii).

“Financial Statements” shall have the meaning set forth in Section 7E(i).

“Foreign Benefit Plan” means each employee benefit plan, program or arrangement maintained by the Company or its Subsidiaries on behalf of employees of the Company or its Subsidiaries located outside of the United States.

“Forfeited Shares” shall have the meaning set forth in Section 6N.

“Fundamental Representations” means (i) with respect to the Company, Section 7A (Organization and Corporate Power), Section 7B (Company Capital Stock), Section 7C (Subsidiaries), Section 7D (Authorization; No Breach), and Section 7M (Brokerage); and (ii) with respect to the Evolent Entities and Merger Sub, Section 8A (Organization and Corporate Power), Section 8B (Authorization; No Breach) and Section 8G (Brokerage).

“Funded Indebtedness” means (a) indebtedness (including accrued and unpaid interest) of the Company or its Subsidiaries for borrowed money, whether secured or unsecured, including obligations of such Person evidenced by notes, bonds, debentures or other similar instruments including principal and accrued (but unpaid) interest owed by the Company and its Subsidiaries, together with any redemption premium, prepayment penalty or similar payment thereon, pursuant to the Credit Agreement; (b) all unpaid obligations (as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet) of the Company or any of its Subsidiaries under leases that are capitalized in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet; (c) obligations of the Company or its Subsidiaries under letter of credit or similar facilities (only to the extent drawn); (d) obligations of such Person under interest rate cap, swap, collar or similar transactions or currency hedging transactions; and (e) guarantees of the Company or its Subsidiaries of any such indebtedness referred to in clauses (a)-(d) of any other Person.

“GAAP” means United States generally accepted accounting principles.

“Gainshare Arrangement” shall have the meaning set forth on Exhibit R attached hereto.

“Governmental Authorization” means any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, franchise, accreditation, registration, approval or consent.

“Governmental Entity” means any government, governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local.

“Health Care Laws” means all Legal Requirements relating to (a) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, and the regulation of third-party administrators, utilization review organizations, managed care, third-party payers and Persons bearing financial risk for the provision or arrangement of health care items and services; (b) the Programs; (c) the solicitation or acceptance of improper incentives, inducements or remuneration, fraud and abuse, patient inducements, patient referrals or provider incentives, including without limitation the following statutes and all regulations and guidance promulgated thereunder: the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state Legal Requirements; (d) the administration

[Exhibit A to Agreement and Plan of Merger]

of healthcare claims or benefits or processing or payment for health care services, treatment, devices or supplies furnished by providers, including third party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits; (e) coding, coverage, reimbursement, claims submission, billing and collections related to any Program or otherwise related to insurance fraud; (f) state insurance, health maintenance organization or managed care (including Medicaid programs), including without limitation those Legal Requirements and regulations pursuant to which the Company or any of its Subsidiaries is required to be licensed or authorized to transact business; and (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and all regulations promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) and their implementing regulations set forth at 45 CFR Part 160, 162 and 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” shall have the meaning set forth in Section 5A(i).

“Indebtedness” means, as of the Adjustment Calculation Time, without duplication, (i) the Company’s and its Subsidiaries’ outstanding indebtedness for borrowed money and all obligations represented by bonds, notes, employee loans or advances, lines of credit debentures or similar instruments, including, in each case, any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities, and all other amounts payable in connection therewith, (ii) all Liabilities of the Company or any of its Subsidiaries in respect of deferred purchase price for property, equity, or services, including all unpaid obligations (as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet) of the Company or any of its Subsidiaries under leases that are capitalized in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Latest Balance Sheet, earn-out payments and seller notes, (iii) all Liabilities of the Company or any of its Subsidiaries under conditional sale or other title retention arrangements, (iv) all Liabilities of the Company or any of its Subsidiaries in respect of letters of credit, acceptances or similar Liabilities and any reimbursement arrangements with respect thereto, in each case, to the extent drawn upon, (v) all Liabilities of the Company or any of its Subsidiaries under interest rate cap, interest rate swap, foreign currency exchange or other hedging arrangements (including breakage costs with respect thereto), (vi) all Liabilities for underfunded pension benefits under the Employee Benefit Plans, (vii) any off-balance financing of the Company or any of its Subsidiaries (but excluding operating leases), (viii) all dividends or other distributions in respect of any Company Capital Stock or any of its Subsidiaries accrued but unpaid (whether or not declared) or otherwise declared but unpaid, (ix) all Liabilities of the Company or any of its Subsidiaries in respect of any severance, commissions, and quality incentive program pass-through payments, including any pro rata amounts earned, accrued or unpaid for the current fiscal year, and including the employer portion of any payroll, social security, unemployment or similar Tax imposed on those amounts, (x) all Liabilities of the Company or any of its Subsidiaries in respect of any deferred rent balances, including any pro rata amounts earned, accrued or unpaid for the current fiscal year, (xi) all unpaid income Taxes of the Company or any of its Subsidiaries for all Pre-Closing Tax Periods and the pre-Closing portion of all Straddle Periods, taking into account all payments of estimated Taxes and Transaction Tax Deductions, in each case, as calculated pursuant to Section 11K(ii), (xii) all Liabilities owed by the Company or any of its Subsidiaries to any Equityholder, in such Person’s capacity as such, (xiii) all Liabilities related to terminated customer contracts, (xiv) all overpayments due to Humana, (xv) any settlement liabilities relating to the Gainshare Arrangement and (xvi) any guaranty by the Company or any of its Subsidiaries of any Liabilities of the type described in clauses (i) through (xv) of any other Person. For purposes of calculating Indebtedness, all interest, prepayment penalties, premiums, breakage costs, fees and expenses (if any) and other amounts that would be payable if Indebtedness were paid in full at the Closing will be treated as Indebtedness. Notwithstanding the foregoing, Indebtedness does not include those Liabilities of the Company or any of its Subsidiaries that are treated as (A) current liabilities in the calculation of Closing Net Working Capital, (B) Company Expenses to the extent included in the calculation of Closing Merger Consideration, and (C) any

[Exhibit A to Agreement and Plan of Merger]

intercompany obligations between or among the Company or any of its Subsidiaries to the extent they are fully eliminated upon consolidation.

“Indemnitee” shall have the meaning set forth in Section 12D.

“Indemnity Administrator” shall have the meaning set forth in Section 12D.

“Indemnity Escrow Deposit Amount” means (a) cash in an amount equal to the aggregate amount of the Alternative Escrow Deposit, plus (b) a number of Class B Common Units and Class B Shares, in each case, equal to the quotient of (i) $1,100,000 less the aggregate amount of the Alternative Escrow Deposit divided by (ii) $24.79.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the receipt, collection, use, storage, processing, sharing, security, privacy, disclosure, sale, license or transfer of any Personal Data, including any Legal Requirements of jurisdictions where the Personal Data was collected and all regulations promulgated thereunder, including, where applicable and to the extent applicable to Personal Data, state data privacy and breach notification laws, state social security number protection Legal Requirements, any applicable Legal Requirements concerning requirements for website and mobile application privacy policies, notices and/or practices, data or web scraping, electronic monitoring or recording or any outbound communications (including outbound calling and text messaging), telemarketing, outbound calls, faxes, text messaging and e-mail marketing, the European Union Directive 95/46/EC (and European Union member states implementing Legal Requirements and regulations thereunder), the General Regulation of the European Union 2016/679 of 27 April 2016 on the protection of natural persons, the Canadian Personal Information Protection and Electronic Documents Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Health Insurance Portability and Accountability Act of 1996, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, and state consumer protection laws.

“Intellectual Property Rights” means all rights in any jurisdiction of the world in and to the following: (i) patents, patent applications and patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, internet domain names, social media accounts and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), works of authorship and registrations and applications for registration thereof, (iv) Software, (v) trade secrets, confidential and proprietary information, inventions (whether patentable or unpatentable and whether or not reduced to practice) and know-how (“Trade Secrets”), (vi) any other intellectual property or proprietary rights in any form or medium known or later devised and (vii) all rights to proceeds and to bring any claims for past, present and future infringement with respect to any of the foregoing.

“Interim Financial Statements” shall have the meaning set forth in Section 7E(i).

“IP Licenses” means, individually and collectively: (i) each license, sublicense, contract and agreement in effect as of the date of this Agreement in which the Company or its Subsidiaries grants to any third party the right to access or use any Company-Owned Intellectual Property, excluding non-exclusive licenses contained in customer contracts entered into in the Ordinary Course of Business (forms of which have been provided to Buyer) and non-exclusive licenses contained in contracts with contractors and consultants in connection with the performance of services for the Company or its Subsidiaries entered into in the Ordinary Course of Business (copies of which have been provided to Buyer); and (ii) each third party license, sublicense, contract or agreement in which a third party grants to the Company or its Subsidiaries the right to access or use such third-party’s Intellectual Property Rights (“In-Bound IP Licenses”).

“knowledge,” when used in the phrase “to the knowledge of the Company” or similar phrases means any matters actually known by (i) Atul Dhir, Colleen Merrell and Donna Walker for purposes of any of the representations and warranties in Article 7, (ii) Joaquin Baralt and Andrew Hertler for any of the representations and warranties in Sections 7I and 7U, (iii) Santosh Dave for purposes of any of the representations and warranties in Section 7J and (iv) Chris Casler for purposes of any of the representations and warranties in Section 7R.

[Exhibit A to Agreement and Plan of Merger]

“Latest Balance Sheet” shall have the meaning set forth in Section 7E(i).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property that is used (or held for use) in the Company’s or any of its Subsidiaries’ business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries leases any Leased Real Property.

“Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order, directive or other legal requirements.

“Letter of Transmittal” shall have the meaning set forth in Section 4C(i)(a).

“Liabilities” shall have the meaning set forth in Section 7E(ii).

“Lien” means any mortgage, pledge, lien, hypothecation, encumbrance, charge or other security interest.

“Loss” or “Losses” means, with respect to any Person, any damage, liability, action, cause of action, cost, deficiency, penalty, interest, fine or other loss or cost or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), against or affecting such Person, whether or not involving a Third Party Claim; provided, however, that in no event shall punitive damages (other than those payable to a third party) be considered Losses under this Agreement.

“Majority Holders” shall have the meaning set forth in Section 11C.

“Major Shareholder” means New Century Investment, LLC, CVSC NC Holdings, LLC, Atul Dhir, Joseph Perez and Humana Inc.

“Material Customers” shall have the meaning set forth in Section 7I(i)(k).

“Material Providers” shall have the meaning set forth in Section 7I(i)(l).

“Materiality Qualifiers” shall have the meaning set forth in Section 12H(ii).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” means (a) cash in an amount equal to $120,000,000 plus cash in an amount equal to the aggregate amount of Alternative Equityholder Consideration (the “Cash Consideration”), plus (b) a number of Class B Common Units and Class B Shares, in each case, equal to the quotient of (i) $77,352,500 less the aggregate amount of Alternative Equityholder Consideration divided by (ii) $24.79 (the “Equity Consideration”).

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Common Stock” shall have the meaning set forth in the recitals.

“Mini-Basket” shall have the meaning set forth in Section 12C(ii).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Necessary Stockholder Approval” shall have the meaning set forth in Section 6C.

[Exhibit A to Agreement and Plan of Merger]

“Net Cash” means, without duplication, an amount (whether positive or negative) equal to (i) all Cash of the Company and its Subsidiaries minus (ii) the sum of (a) all Indebtedness, and (b) all Company Expenses, determined as reflected in information provided by the payee (or agents of the payee) thereof (whether in the form of invoices or statement balances) or in accordance with the terms of the agreement relating to such Company Expenses; provided that, in no event shall clause (ii) above include (A) any liabilities included in the calculation of Preferred Stock Merger Consideration, or (B) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent, agreement or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred by Buyer or its Affiliates in connection with the transactions contemplated hereby or otherwise (including any liabilities that were or are raised or arranged by Buyer or its Affiliates in connection with the transactions contemplated hereby or otherwise (e.g., Buyer’s and its Affiliates’ financing for the transactions contemplated hereby and any fees and expenses related to Buyer’s financing for the transactions contemplated by this Agreement, including any fees payable to any financing institution or the Company’s accountants on behalf of Buyer or its Affiliates)).

“Net Working Capital” means an amount (whether positive or negative) equal to (i) the sum of the Company’s and its Subsidiaries’ current assets on a consolidated basis, minus (ii) the sum of the Company’s and its Subsidiaries’ current liabilities on a consolidated basis determined in each case in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Audited Financial Statements, with the exception of the IBNR Liability which shall be calculated in accordance with the definition of the Closing IBNR Liability, as illustrated by the sample calculation set forth on Exhibit J attached hereto (the “Sample Calculation of Net Working Capital”); provided that (a) notwithstanding clause (i) above, the current assets of the Company and its Subsidiaries shall not include (I) assets included in clause (i) of the definition of Net Cash, (II) amounts owed to the Company and its Subsidiaries by the Shareholders that are taken into account for purposes of determining the Closing Common Per Share Merger Consideration, (III) deferred Tax assets and income tax receivables, (IV) deferred financing fees, and (V) any amounts receivable relating to contracts which have been terminated as of the Closing Date and (b) notwithstanding clause (ii) above, the current liabilities of the Company and its Subsidiaries shall not include (I) Company Expenses, Representative Expenses and any other liabilities that are included in, or relate to the liabilities included in, clause (ii) of the definition of Net Cash or otherwise reduce the amount of Total Merger Consideration received by the Shareholders in accordance with this Agreement, (II) any amounts included in the computation of Preferred Stock Merger Consideration, (III) income Tax liabilities (current or deferred), (IV) any liabilities for any Tax that results from any transaction contemplated by this Agreement and any Transfer Tax, (V) any liabilities for accruals or reserves established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions, (VI) any gain sharing settlement liabilities, (VII) any amounts payable to the Equityholders under this Agreement or (VIII) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent, agreement or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred by Buyer or its Affiliates in connection with the transactions contemplated hereby or otherwise (including any liabilities that were or are raised or arranged by Buyer or its Affiliates in connection with the transactions contemplated hereby or otherwise (e.g., Buyer’s and its Affiliates’ financing for the transactions contemplated hereby and any fees and expenses related to Buyer’s financing for the transactions contemplated by this Agreement, including any fees payable to any financing institution or the Company’s accountants on behalf of Buyer or its Affiliates)).

“New Plans” shall have the meaning set forth in Section 11F.

“Notice of Disagreement” shall have the meaning set forth in Section 4G(i).

“Off-the-Shelf Software” means Software, other than Open Source Software, obtained from a third party on general commercial terms and (i) that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of the Company or its Subsidiaries and (iii) that was licensed for fixed payments in the aggregate or annual payments of less than Twenty-Five Thousand Dollars ($25,000).

[Exhibit A to Agreement and Plan of Merger]

“Open Source Software” means any Software subject to a license or other agreement whose terms require the distribution of source code in connection with the distribution of the Software to which such license applies or that prohibit the licensee from charging a fee or otherwise limit the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing the Software to which such license applies (whether in source code or executable code form), including the licenses commonly referred to as the “Artistic License,” the “Mozilla Public License,” the “General Public License,” the “Lesser General Public License” and other similar licenses applicable to software distributed without charge to the public in source code form.

“Option Cancellation Agreement” means an agreement signed by an Optionholder acknowledging cancellation of all Options held by such Optionholder in a form substantially as attached as Exhibit K attached hereto.

“Options” means all stock options to acquire shares of Company Common Stock issued pursuant to the Company’s 2010 Stock Incentive Plan (as may be amended, modified, supplemented or waived from time to time) which are issued and outstanding and exercisable (or will become exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options or pursuant to an action by the Company’s board of directors)), as of immediately prior to the Effective Time.

“Optionholders” means to holders of Options.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with such Person’s past custom and practice.

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the by-laws, the certificate of formation and partnership agreement or operating agreement (as applicable), and (ii) any organizational or governing documents comparable to those described in clause (i) as may be applicable to such entity pursuant to any applicable Legal Requirements.

“Parent” shall have the meaning set forth in the preamble.

“Parent Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Parent.

“Perez Transfers” means any and all transfers of shares of Company Common Stock prior to the Closing by Joseph M. Perez to one or more Persons pursuant to and in accordance with that certain Support Agreement dated as of the date hereof by and among the Evolent Entities, Merger Sub, Joseph M. Perez and the Company.

“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities law, (ii) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate Proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) mechanics Liens and similar Liens for labor, materials, or supplies, (iv) Legal Requirements, including zoning, building codes, and other land use laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Leased Real Property, (v) easements, servitudes, covenants, conditions, restrictions, encumbrances, encroachments, and other similar matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (vi) with respect to the Leased Real Property, the terms of the Leases, the rights (including any right to a lessor’s lien) of the lessors thereunder, and any and all encumbrances and other Liens affecting the underlying fee title interest, (vii) non-exclusive licenses of intellectual property entered into in the Ordinary Course of Business and (viii) Liens set forth on Section A of the Company Disclosure Letter.

[Exhibit A to Agreement and Plan of Merger]

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Personal Data” means, as applicable and to the extent protected by Legal Requirements, (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint), (iii) any and all other personally identifiable information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Legal Requirement in relation to data protection, data privacy or personal privacy, including, without limitation, personal healthcare information and (iv) any de-identified data derived from any of the foregoing. Personal Data includes (v) personal identifiers such as name, address, email address, IP address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information or insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors and third parties who have provided information to the Company or its Subsidiaries, and including information relating to services provided by or to third parties).

“Post-Closing Tax Period” means any taxable period that begins on or after the day that is immediately following the Closing Date.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Preferred Allocation Certificate” shall have the meaning set forth in Section 3A(ii).

“Preferred Per Share Merger Consideration” means, with respect to each share of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time, the portion of the Preferred Stock Merger Consideration to which each such share is entitled, as set forth in the Preferred Allocation Certificate (which, for the avoidance of doubt, shall be an amount equal to the Series A Preferred Liquidation Amount or Series B Preferred Liquidation Amount, as applicable).

“Preferred Stock Merger Consideration” means an aggregate amount equal to the sum of (i) the Series A Preferred Liquidation Amount as of immediately prior to the Effective Time, and (ii) the Series B Preferred Liquidation Amount as of immediately prior to the Effective Time; provided, however, that for purposes of assigning a value attributable to the Evolent Equity to be issued by the Evolent Entities as part of the Closing Merger Consideration, each Class B Common Unit and Class B Share shall be valued in the aggregate at $24.79.

“Privacy Agreements” shall have the meaning set forth in Section 7K(iii).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

“Program” means Medicaid, Medicare, TRICARE and any other state or federal healthcare programs.

“Provider” means any physician, physician or medical group, independent practice association, preferred provider organization, exclusive provider organization, specialist physician, dentist, optometrist, audiologist, pharmacy or pharmacist, radiologist or radiology center, laboratory, mental health professional, chiropractor, physical therapist, nurse, nurse practitioner, physician’s assistant, any hospital, skilled nursing facility, extended care facility, community health center, surgicenter, accountable care organization, other health care or services facility, durable medical equipment supplier, optician, home health agency and any other specialty, ancillary or allied medical, health or wellness professional, facility or supplier that furnishes health care items or services.

[Exhibit A to Agreement and Plan of Merger]

“Provider Agreement” shall have the meaning set forth in Section 7I(i)(l).

“R&W Insurer” means Ethos Specialty Insurance Services LLC.

“R&W Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy between the Evolent Entities and the R&W Insurer in the form attached hereto as Exhibit L.

“Recipient Party” shall have the meaning set forth in Section 6J.

“Registered Intellectual Property” means all Intellectual Property Rights owned by the Company or one of its Subsidiaries that is the subject of an application, certificate, filing or registration issued or recorded by any Governmental Entity, including all issued patents, registered copyrights, registered mask works, registered trademarks, Internet domain names, social media accounts and all applications for any of the foregoing.

“Related Person” shall have the meaning set forth in Section 7S.

“Representative” shall have the meaning set forth in the preamble.

“Representative Agreement” shall have the meaning set forth in the recitals.

“Representative Expenses” means an amount estimated by the Company and delivered to the Representative at Closing for fees and expenses incurred or estimated to be incurred by the Representative in its capacity as such either before or after the Closing, which amount shall be subject to the review and approval of the Representative.

“Representative Tax Matter” means (i) amending a Tax Return of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period or Straddle Period; (ii) making or revoking any material election on any Tax Return for a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date) that is inconsistent with the Company or applicable Subsidiary’s past custom and practice in filing its Tax Returns; (iii) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period; (iv) filing any ruling request with any Governmental Entity that relates to Taxes or Tax Returns of the Company or any Subsidiary of the Company for a Pre-Closing Tax Period or Straddle Period; or (v) pursuing any voluntary disclosure agreement with any Governmental Entity that relates to Taxes (or potential Taxes) or Tax Returns of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date).

“Requisite Equityholder Documents” means, collectively, (a) an Accredited Investor Questionnaire in the form attached hereto as Exhibit M, duly executed by the applicable Equityholder attesting to such Person’s status as an accredited investor, (b) a Joinder to the Buyer Operating Agreement, in the form attached hereto as Exhibit N, duly executed by the applicable Equityholder, (c) the Exchange Agreement, in the form attached hereto as Exhibit O-1, duly executed by the applicable Equityholder, (d) the Exchange Agreement, in the form attached hereto as Exhibit O-2, duly executed by New Century Investment, LLC and CVSC NC Holdings, LLC, in the form attached hereto, (e) Letters of Transmittal and Option Cancellation Agreements, duly executed and completed by the applicable Shareholder and Optionholder, as applicable, and (f) the Representative Agreement, duly executed by the applicable Equityholder.

“Restricted Stock Agreements” means, collectively, those certain Restricted Stock Award Agreements entered into from time to time between the Company and each of Steven D. Cosler and Atul Dhir.

“Restrictive Covenant Agreement” shall have the meaning set forth in Section 5B(iv)(j).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

[Exhibit A to Agreement and Plan of Merger]

“Seller Group” shall have the meaning set forth in Section 11G.

“Series A Preferred Liquidation Amount” means the aggregate amount payable to all the holders of Series A Preferred Stock pursuant to Article 4, Part B, I, Section 2 of the Company’s certificate of incorporation; provided, however, that for purposes of assigning a value attributable to the Evolent Equity to be issued by the Evolent Entities as part of the Closing Merger Consideration, each Class B Common Unit and Class B Share shall be valued in the aggregate at $24.79.

“Series A Preferred Stock” shall have the meaning set forth in the recitals.

“Series B Preferred Liquidation Amount” means the aggregate amount payable to all the holders of Series B Preferred Stock pursuant to Article 4, Part B, II, Section 2 of the Company’s certificate of incorporation; provided, however, that for purposes of assigning a value attributable to the Evolent Equity to be issued by the Evolent Entities as part of the Closing Merger Consideration, each Class B Common Unit and Class B Share shall be valued in the aggregate at $24.79.

“Series B Preferred Stock” shall have the meaning set forth in the recitals.

“Shareholders” means the holders of Company Capital Stock.

“Shortfall Amount” shall have the meaning set forth in Section 4G(iv).

“Software” means all computer programs and applications, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, enhancements and customizations related to any of the foregoing, and all copyrights and patentable inventions therein, whether operational or under development.

“Stock Award” shall have the meaning set forth in Section 6N.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of May 17, 2010, by and among the Company, New Century Investment, LLC and the other stockholders thereto, as may be amended, modified, supplemented or waived from time to time.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in or control a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Surviving Corporation” shall have the meaning set forth in Section 1A.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, franchise, withholding, social security,

[Exhibit A to Agreement and Plan of Merger]

unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add‑on minimum or other tax imposed by any Governmental Entity, including any interest or penalties in respect of the foregoing.

“Tax Benefit” shall mean any reduction in Taxes payable to a Governmental Entity (or any increase in any Tax refund receivable (including any related interest) from a Governmental Entity) determined on a with and without basis.

“Tax Benefit Certificate” shall have the meaning set forth in Section 11K(vii)(b)

“Tax Contest” shall have the meaning set forth in Section 11K(iv)(a).

“Tax Losses” shall mean (i) any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date, as calculated pursuant to Section 11K(ii)); (ii) any Taxes imposed on the Company or any of its Subsidiaries as a result of being a member of any Affiliated Group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar Legal Requirement with respect to state or local Taxes); (iii) any Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract (excluding commercial contracts, agreements or arrangements not primarily relating to Taxes) or pursuant to applicable Legal Requirements, in each case, which Taxes relate to a transaction or event occurring prior to the Closing; and (iv) any reasonable fees and expenses of legal counsel or other tax advisors incurred by Buyer or the Company in connection with controlling a proceeding by any Governmental Entity with respect to any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period. Notwithstanding the foregoing, Tax Losses shall exclude the following Taxes (and related costs): (i) Taxes to the extent included as a current liability in the calculation of the Closing Net Working Capital or included in determining Closing Net Cash, in each case, as finally determined; (ii) Taxes resulting from a breach by Buyer of any covenant or other agreement contained in this Agreement (including Section 11K); (iii) Taxes resulting from any transaction engaged in by the Company or any of its Subsidiaries on the Closing Date (but after the Closing) that is outside of the Ordinary Course of Business and not contemplated by the Transaction Documents; and (iv) Transfer Taxes.

“Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 9A(vi).

“Third Party Claim” shall have the meaning set forth in Section 12F.

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Total Merger Consideration” means the Merger Consideration (as adjusted for Closing Net Working Capital consistent with the definition of Closing Merger Consideration after giving effect to the effect of the Upper Collar Amount and Lower Collar Amount) and the Earnout Consideration, if any.

“Transaction Bonus Agreements” means each 2017 Long Term Incentive Bonus Agreement entered into by the Company, on the one hand, and each Participant set forth on Exhibit P attached hereto, on the other hand.

“Transaction Documents” means this Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.

“Transaction Tax Deductions” means the aggregate amount of income Tax deductions associated with (i) payments made with respect to the Options whether at, prior to, or after the Closing (including upon the release of the Escrow Account, the payment of Tax refunds under Section 11K(vi), or the payment of Tax Benefits under Section

[Exhibit A to Agreement and Plan of Merger]

11K(vii)), (ii) the exercise of an Option between the date hereof and the Closing Date, (iii) the Company Expenses and fifty percent (50%) of the Retention Expenses, (iv) the Stock Awards, (v) the Perez Transfers (if any), and (vi) the repayment of liabilities included in clause (ii) of the definition of Net Cash (other than the Company Expenses). Transaction Tax Deductions shall include any net operating loss or other Tax attribute that is attributable to the foregoing deductions.

“Transfer Agent” means American Stock & Transfer Company, LLC.

“Transfer Taxes” shall have the meaning set forth in Section 11K(v).

“Vendor BA Agreements” shall have the meaning set forth in Section 7K(ii).

“WARN” shall have the meaning set forth in Section 11E.

“Willful Breach” shall have the meaning set forth in Section 9B(i).

[Exhibit A to Agreement and Plan of Merger]